Exhibit 2.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

ASSET PURCHASE AGREEMENT

by and between

DSM FOOD SPECIALTIES B.V.,

and

VERENIUM CORPORATION

dated as of

March 23, 2012

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	IP Assignment and Assumption Agreement
Exhibit C	License Agreement
Exhibit D	Supply Agreement
Exhibit E	Intentionally Omitted
Exhibit F	Bill of Sale
Exhibit G	Transition Services Agreement
Exhibit H	Non-Competition Agreement

SCHEDULES

Schedule 2.1 Purchased Assets

(a)	Equipment
(b)	Books and Records
(c)	Transferred Intellectual Property
(d)	Permits
(e)	Rights
(f)	Contracts
(g)	Purchased Enzymes

Schedule 2.4 Assumed Liabilities

(a)	Customer Purchase Orders
(b)	Other Contracts
(c)	Permits
(d)	Proprietary Information Agreements
(e)	Non-Competition Agreements
(f)	Partnership Agreements

Schedule 3 Exceptions to Company Representations and Warranties

(1)	Qualifications
(3)	Consents & Approvals
(4)	Title
(5)	Intellectual Property
(6)	Contracts
(8)	Product Claims & Warranties

Schedule 4.3 Purchaser Consents & Approvals

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 23rd day of March, 2012 by and between Verenium Corporation, a Delaware corporation (“Company”), and DSM Food Specialties B.V., a Dutch private corporation (the “Purchaser”) (Purchaser and the Company are collectively referred to as the “Parties”). Certain capitalized terms used herein are defined in Article 1.

W I T N E S S E T H:

WHEREAS, the Company specializes in the development, manufacture, and sale of high performance enzymes; and

WHEREAS, Purchaser desires to acquire the Purchased Assets (defined herein), and the Company desires to sell and convey to Purchaser all of the Purchased Assets, and Purchaser desires to assume all of the Assumed Liabilities (defined herein) of the Company all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, conditions and agreements herein contained, the Parties agree with legal and binding effect as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person. A Person shall be deemed to “own” another Person if it owns more than 50% of the voting stock or equity interest of such other Person.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits, Ancillary Agreements and schedules hereto and thereto, as it may be amended from time to time in accordance with its terms.

“Annual Report” shall mean the Company’s Annual Report on Form 10-K, filed by the Company with the Securities and Exchange Commission on March 5, 2012.

“Ancillary Agreements” shall mean the Assignment and Assumption Agreement, IP Assumption Agreement, License Agreement, Supply Agreement, Non-Competition Agreement, Transition Services Agreement and Bill of Sale.

“Assigned Contracts” shall mean those Contracts under Section 2.1(f) that will be assigned and transferred to Purchaser (or its designees), effective as of the Closing Date.

1.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be executed by and between Purchaser and the Company in respect of the Assumed Liabilities, in substantially the form set forth in Exhibit A.

“Assumed Liabilities” shall have the meaning provided in Section 2.4.

“Bill of Sale” means the Bill of Sale to be executed by Company in favor of Purchaser in respect of the Purchased Assets, in substantially the forms set forth in Exhibit F.

“Books and Records” shall have the meaning provided in Section 2.1(b).

“Bunge Contracts” shall mean (i) that certain […***…] (ii) that certain […***…] and (iii) that certain […***…].

“Business” shall mean the business of designing, developing, manufacturing, producing, selling and providing technical support and solutions relating to Oil Seed Processing currently conducted by the Company.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Cap” shall have the meaning provided in Section 10.7(b).

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Section 8.1.

“Closing Date” shall have the meaning provided in Section 8.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Comerica Agreement” shall have the meaning provided in Section 9.2(f).

“Company” shall have the meaning provided in the preamble.

“Company Consents” shall have the meaning provided in Section 3.3(a).

“Contract” shall mean any agreement, contract, lease, commitment, understanding, sales order, purchase order, indenture, mortgage, note, bond, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

“Cure Notice” shall have the meaning provided in Section 6.6.

“Customer Purchase Orders” shall have the meaning provided in Section 2.4(a).

***Confidential Treatment Requested

2.

“Default Notice” shall have the meaning provided in Section 6.6.

“Disclosure Schedules” shall have the meaning set forth in the first paragraph of Article 3.

“Equipment” shall have the meaning provided in Section 2.1(a).

“Fraud” means the intentional misrepresentation, deceit or concealment of a material fact with the intention of depriving a Person of property or legal rights or otherwise causing injury.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state, municipality or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions.

“Intellectual Property” shall mean (i) U.S., foreign and international utility patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application) and (ii) trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names and trade names, and trademark registrations and applications.

“Intellectual Property Licenses” shall mean all Contracts for the license to or by the Company of any Intellectual Property concerning the Business and identified on Schedule 3.5.

“IP Assignment and Assumption Agreement” means the IP Property Deed of Assignment to be executed by the Parties, in substantially the form set forth in Exhibit B.

“Law” shall mean any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement” means the License Agreement to be executed by the Parties, in substantially the form set forth in Exhibit C.

“Licensed Intellectual Property” shall have the meaning provided in Section 3.5.

3.

“Lien” shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, encumbrance, security interest, option, right of first refusal, voting trust, voting agreement, transfer restriction, call, claim or right of any third party.

“Loss” or “Losses” shall mean any and all liabilities, losses, costs, claims, damages of any nature, penalties and expenses (including reasonable attorneys’ fees and reasonable expenses and costs of investigation and litigation) incurred by the applicable indemnified Person in enforcing such indemnity or otherwise as a result of the matter giving rise to the indemnity; provided, however, that Losses shall exclude lost profits, diminution in value, unforeseeable, speculative, special, indirect, consequential, exemplary and punitive damages and the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are received by any applicable indemnified Person in connection with such Losses or the circumstances giving rise thereto.

“Non-Competition Agreement” shall mean the Non-Competition Agreement to be executed by and between the Company and Purchaser substantially in the form of Exhibit H.

“Oil Seed” means all vegetable oil seed including but not limited to ricebran, olives, grain, almonds, corn, kernels, soy beans, canola and sunflower seeds.

“Oil Seed Processing” means the employment of enzymes in the crushing, production, refining, modification and processing of vegetable oils seeds including but not limited to ricebran, olives, grain, almonds, corn, kernels, soy beans, canola and sunflower seeds into their oils, proteins and other components as well as the processing and refining of these components.

“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company related to the Business and identified on Schedule 3.5.

“Permits” shall mean permits, regulatory master files, registrations and registration applications, authorizations, licenses, certificates, interim permits, approvals, and rights under any Law or otherwise required by any Governmental Authority and any applications for the foregoing, related to the marketing and sale of Products by the Business.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited liability company, trust, association or other entity.

“Products” shall mean Phospholipase-C (Purifine PLC), […***…].

“Purchased Enzymes” shall have the meaning set forth in the License Agreement (including to the extent referencing other terms defined in the License Agreement).

***Confidential Treatment Requested

4.

“Purchase Price” shall have the meaning provided in Section 2.5.

“Purchased Assets” shall have the meaning provided in Section 2.1.

“Purchaser” shall have the meaning provided in the preamble.

“Purchaser Consents” shall have the meaning provided in Section 4.3(a).

“Retained Liabilities” shall mean the meaning provided in Section 2.4.

“Supply Agreement” shall mean the Supply and Purchase Agreement to be executed by the Parties, in substantially the form set forth in Exhibit D.

“Syngenta” shall have the meaning provided in Section 2.1.

“Syngenta Agreement” shall have the meaning provided in Section 2.1.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, unclaimed property and escheat obligations, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties, assessments, deficiencies or additions to tax attributable thereto.

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

“Third Party Confidential Information” shall have the meaning provided in Section 11.1.

“Threshold Amount” shall have the meaning provided in Section 10.7(a).

“Transferred Intellectual Property” shall have the meaning provided in Section 2.1(c).

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

“Transition Services Agreement” means the Transition Services Agreement to be executed by the Parties, in substantially the form set forth in Exhibit G.

1.2	Interpretation.

The headings preceding the text of Articles and Sections included in this Agreement and the headings to Disclosure Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting

5.

this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Disclosure Schedule to, this Agreement.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1	Sale and Purchase of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Company shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Company, free and clear of all Liens (other then Liens set forth on Schedule 3.4 and subject to the last paragraph of this Section 2.1), all of the right, title and interest of Company in and to all of the following assets (collectively, the “Purchased Assets”):

(a)	Equipment. All equipment set forth on Schedule 2.1(a) (collectively, the “Equipment”);

(b)	Books and Records. All materials set forth on Schedule 2.1(b) (collectively, the “Books and Records”) (and the Parties acknowledge and agree that the Company may retain copies of all Books and Records);

(c)	Intellectual Property. All Products including all Intellectual Property as set forth on Schedule 2.1(c) (the “Transferred Intellectual Property”);

(d)	Permits. All Permits which are set forth on Schedule 2.1(d);

(e)	Rights. To the extent assignable, those rights under any non-disclosure, confidentiality, assignment of invention, non-compete and material transfer agreements with employees, suppliers, customers and others related to the Business, in each case as set forth on Schedule 2.1(e);

6.

(f)	Contracts. All right, title and interest in, to and under all Contracts (subject in each case to the terms of such Contracts) related to the Business and/or the “Veretase Field-Exclusive” as that phrase is defined in the License Agreement, that can be assigned to the Purchaser as identified on Schedule 2.1(f); and

(g)	Purchased Enzymes. All Purchased Enzymes.

The Company has granted to Syngenta Participations AG (“Syngenta”) and its Affiliates an exclusive, worldwide license, with the right to sublicense, under the Intellectual Property so indicated on Schedule 2.1(c) in the Syngenta Field (as defined in the License Agreement), as set forth in that certain Separation Agreement between the Company and Syngenta, dated as of October 28, 2009, as amended (the “Syngenta Agreement”). The Purchaser acknowledges and agrees that the Transferred Intellectual Property so indicated on Schedule 2.1(c) is subject to such license granted to Syngenta, and the Purchaser further agrees to comply with all of the Company’s obligations to Syngenta relating to the Intellectual Property so indicated on Schedule 2.1(c) under the Syngenta Agreement as if it were a party to such agreement. The Purchaser also acknowledges and agrees that many of the agreements set forth in Schedule 2.1(e) are not assignable by their terms and that any rights included in Purchased Assets pursuant to Section 2.1(e) above are only included to the extent assignable and, to the extent not assignable, the Company shall have no Liability to the Purchaser, under this Agreement or otherwise, with respect to such rights and the Purchaser hereby waives and releases any claims it may have based in whole or in part on such rights being non-assignable.

2.2	Excluded Assets.

Notwithstanding anything herein to the contrary, from and after the Closing, Company shall retain all of its existing right, title and interest in and to any and all of Company’s assets that are not Purchased Assets.

2.3	Post-Closing Asset Deliveries.

If the Company, in its reasonable discretion, determines after the Closing that information or materials constituting Purchased Assets are still in its possession or the possession of any of its Affiliates (subject to the Company’s right to retain a copy of all Books and Records), the Company shall, or shall cause such Affiliates to, promptly deliver them to Purchaser at no cost or expense to Purchaser. If the Company or Purchaser, in its reasonable discretion, determines after the Closing that information or materials constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to Company at Company’s cost and expense.

2.4	Assumed Liabilities.

At the Closing, Purchaser assumes, and agrees to pay, perform, fulfill and discharge, the obligations and liabilities of Company that are required to be performed and that accrue after the Closing Date under the Assigned Contracts (as defined below), but only to the extent that (i) rights of the Company under the Contract to which the obligation relates are assigned to Purchaser on the Closing Date per the Bill of Sale, Assignment and Assumption Agreement or other conveyance documents contemplated hereunder and (ii) such obligations do not include (A) indemnities, warranties, service or other obligations

7.

relating to matters occurring on or before the Closing Date, (B) obligations for any tort, violation of Law or breach of or default by Company under any Assigned Contract arising on or prior to the Closing Date or (C) performance of any obligation that Company failed to perform on or before the Closing Date (the obligations of Purchaser under this Section 2.4 (including the immediately succeeding sentence) or as otherwise set forth on Schedule 2.4 shall be referred to collectively as the “Assumed Liabilities”). For purposes of clarity, the Parties acknowledge that all royalties and other amounts due as a consequence of sales or services or other events occurring after the Closing Date and payable under the Company’s biodiversity agreements and relating to any of the Purchased Assets and all obligations under the Company’s Bunge Contracts that relate to work already in progress and being performed by the Company or that arise after the Closing Date shall be deemed to be “Assumed Liabilities”. Except as specifically set forth above, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of any Liability of the Company or any of its Affiliates, and any other such Liability shall be a “Retained Liability” of the Company. The following constitute the “Assigned Contracts”:

(a)	Customer Purchase Orders. All purchase orders and other Contracts for the sale by Company of the Products (the “Customer Purchase Orders”) and that are set forth on Schedule 2.4(a);

(b)	Other Contracts. All other Contracts to which the Company is a party that relate to the conduct of the Business set forth on Schedule 2.1(f);

(c)	Permits. All Permits relating to the Business to the extent permitted by Law and are set forth on Schedule 2.4(c);

(d)	Proprietary Information Agreements. To the extent assignable, all non-disclosure, confidentiality, assignment of inventions and similar obligations owed to the Company to the extent related to the Business that are set forth on Schedule 2.4(d);

(e)	Non-Competition Agreements. All rights with respect to any obligation of any current or former employee owed to the Company or any other Person to refrain from competing with the Business as set forth on Schedule 2.4(e).

(f)	Partnership Agreements. All partnership, cooperation and collaboration agreements related to the Business as set forth on Schedule 2.4(f).

(g)	Other Contracts. Any other Contract included in Purchased Assets and not otherwise provided for by paragraphs (a) through (f) above.

2.5	Payment of Purchase Price.

Subject to the terms and conditions of this Agreement, and the satisfaction of all Closing Conditions, on the Closing Date (or the next Business Day), in consideration for the sale, assignment, transfer, conveyance and delivery to Purchaser of the Purchased Assets and executed Ancillary Agreements, Purchaser shall pay to Company (or its designee) on the Closing Date (or the next Business Day) thirty-five million US dollars ($35,000,000 (USD) (the “Purchase Price”).

8.

The Purchase Price shall be paid by delivery of an amount of cash equal to the Purchase Price and payable by wire transfer of immediately available funds to the account specified by Company, with proper wire transfer instructions provided to Purchaser prior to the Closing Date.

2.6	Allocation of Purchase Price; No Withholding.

(a)	The Purchase Price plus the amount of any Assumed Liabilities (to the extent such Assumed Liabilities constitute additional consideration for the Purchase Assets for income tax purposes) shall be allocated among the Business, the Purchased Assets, the Ancillary Agreements and the agreements provided herein for transfer of the Business to Purchaser in a manner consistent with an allocation schedule (the “Allocation Schedule”) to be mutually agreed upon by the Purchaser and the Company within one hundred twenty (120) days after the Closing Date (i) to the extent reasonably possible, and (ii) in compliance with Section 1060 of the Code and the regulations promulgated thereunder. If the Allocation Schedule is not mutually agreed upon within such period, the Parties shall submit such dispute to an independent accountant mutually selected by the Parties (the “Independent Accountant”) for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable forms with the IRS and other Tax authorities. The Independent Accountants’ review shall be final and binding on all Parties. The fees and expenses of the Independent Accountants shall be borne equally by Company and Purchaser. To the extent the Purchase Price is adjusted pursuant to this Agreement, Purchaser and Company shall mutually agree to changes in the Allocation Schedule in the manner set forth above.

(b)	Each of Company and Purchaser shall (i) timely file all forms (including IRS Form 8594) and Tax Returns required to be filed in connection with the Allocation Schedule, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return. Each of Purchaser, on the one hand, and Company, on the other hand, will provide the other with copies of IRS Form 8594 and any required exhibits thereto, consistent with the allocation determined pursuant to this Section 2.6 upon request. In the event that the allocation set forth on the Allocation Schedule is disputed by any Tax authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence of, material developments regarding, and resolution of such dispute.

(c)

The Purchase Price shall be paid free and clear of and without deduction for or on account of any withholding Tax or similar Tax. If Purchaser is required to deduct any withholding Tax with respect to payment of the Purchase Price, the sum

9.

payable by Purchaser in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that the Company receives a sum net of any such deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Purchaser as follows, except as set forth on the schedules, which contain certain exceptions to the representations and warranties of the Company in this Agreement, delivered by the Company to Purchaser on the date hereof (the “Disclosure Schedules”) or as disclosed in the Annual Report (other than any information in the “Risk Factors” or “Note Regarding Forward-Looking Statements” sections of the Annual Report):

3.1	Due Incorporation; Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate or other organizational power and authority to own, lease and operate all of its properties and assets (including the Purchased Assets) and to carry on its business (including the Business) as now owned and conducted. The Company is duly licensed or qualified to do business and in good standing in the jurisdictions in which it is required to be qualified, except where the failure to be so licensed, qualified or in good standing does not have a material adverse effect on the Company, as set forth on Schedule 3.1. The jurisdictions in which the Company is incorporated and licensed or qualified to do business with respect to the Business are set forth on Schedule 3.1.

3.2	Due Authorization.

The Company has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of this Agreement and the Ancillary Agreements have been duly and validly approved by the Company’s board of directors and shareholders (as required), and no other actions or proceedings on the part of Company are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Ancillary Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company and the Company’s Ancillary Agreements upon execution and delivery by the Company will constitute legal, valid and binding obligation of the Company.

10.

3.3	Consents and Approvals; No Conflicts.

(a)	Except for the consents set forth on Schedule 3.3 (the “Company Consents”), no consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any United States Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company of this Agreement and its Ancillary Agreements or the consummation by the Company of the transactions contemplated hereby or thereby.

(b)	Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and its Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any Law applicable to Company; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, or result in the creation of any Lien upon any of the Purchased Assets under, any Contract included in the Purchased Assets or otherwise relating to the Business; (iii) permit the acceleration of the maturity of any indebtedness for borrowed money of the Company or indebtedness for borrowed money secured by any of the Purchased Assets or (iv) violate or conflict with any provision of any of the articles of incorporation, bylaws or similar organizational instruments of the Company or any Company shareholder agreement.

3.4	Title to Assets.

Except as set forth on Schedule 3.4 and subject to the last paragraph of Section 2.1, the Company has good and valid record and marketable title to, is the lawful owner of, the Purchased Assets, free and clear of any Lien. Company has the full right to sell, convey, transfer, assign and deliver the Purchased Assets to Purchaser, and, at and as of the Closing, Purchaser shall have, good and valid record and marketable title to all of the Purchased Assets, free and clear of all Liens, except as set forth on Schedule 3.4 and subject to the last paragraph of Section 2.1.

3.5	Intellectual Property.

Schedule 3.5 sets forth a true, correct and complete list of all Owned Intellectual Property, all Intellectual Property Licenses and all Intellectual Property licensed to Company under the Intellectual Property Licenses (the “Licensed Intellectual Property”), in each case related to the Business and to be transferred as a Purchased Asset. Except as set forth on Schedule 3.5, and subject to the last paragraph of Section 2.1, to the Company’s knowledge all of the Owned Intellectual Property is owned by the Company free and clear of all Liens, and is not subject to any license, royalty or other agreement, and the Company has not granted any license nor is it obligated to pay or receive any royalty in respect of any Owned Intellectual Property or, except as provided in the Intellectual Property Licenses, any Licensed Intellectual Property. Except as set forth in Schedule 3.5:

11.

(a)	none of the Owned Intellectual Property or, to the Company’s knowledge, the Licensed Intellectual Property has been or is the subject of any pending or, to the Company’s knowledge, threatened litigation or claim of infringement or misappropriation or any reissue, re-examination or opposition proceeding;

(b)	to the Company’s knowledge, no Intellectual Property License is in breach or default by any party thereto of any material provisions or the subject of any notice of termination given or, to the Company’s knowledge, threatened;

(c)	the Company has not made or threatened to make any claim that any Person infringes or misappropriates any Owned Intellectual Property or Licensed Intellectual Property or any confidential or proprietary rights of the Company;

(d)	the Products that are or have been sold and marketed by the Company, each process, method, part, design, material, formula or Intellectual Property it employs and that, in each case, is included in the Purchased Assets, and the marketing and use by the Company of any Product or Intellectual Property that is included in the Purchased Assets, do not, to the Company’s knowledge, infringe or misappropriate any Intellectual Property or confidential or proprietary rights of another Person, and the Company has not received any notice making or threatening to make any claim of infringement or misappropriation of any Intellectual Property of another Person or contesting the Company’s right to market or use any Product, process, method, part, design, material or Intellectual Property that, in each case, is included in the Purchased Assets; and

(e)	the Company currently owns or possesses adequate rights in and to all Intellectual Property necessary to market and sell the Products that are presently marketed and sold by the Company, and is transferring all such rights and interests to Purchaser as Purchased Assets.

3.6	Contracts.

Schedule 3.6 sets forth a true, accurate and complete list of all Contracts and arrangements of the following types to which the Company is a party relating to the Business, by which it is bound or to which any of its assets is subject or to which any of the Equipment is subject, to the extent that the same constitute Purchased Assets.

(a) any Contract, series of Contracts or arrangement related to the Business that either (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 or (ii) has a term, or requires the performance of any obligations by the Company over a period, in excess of one year, but in each case excluding pricing letters sent out in the ordinary course of business by sales personnel;

(b) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, agent or other Person engaged in sales, distributing or promotional activities related to the Business for the Company;]

12.

The Company has delivered, or made available, to Purchaser (i) true, accurate and complete copies of each document set forth on Schedule 3.6 as amended or modified (collectively, the “Identified Contracts”) and (ii) a true, accurate and complete written description of each oral arrangement so listed on Schedule 3.6. The Company has delivered, or made available, to Purchaser true, accurate and complete copies of each of the following forms of agreement that has been used in the Business of the Company: Material Transfer Agreement, Confidential Disclosure Agreement, International Supply Agreement, Domestic Supply Agreement, Sample Agreement and Trial Agreement.

3.7	Sufficiency of Assets.

All of the Purchased Assets, owned or licensed, are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations. The Purchased Assets constitute all the assets and rights that are required for or currently used in connection with the marketing and sale of the Products that are presently marketed and sold and have, in all material respects, been marketed and sold since December 31, 2011. None of the Excluded Assets is material or necessary for the marketing and sale of the Products that are presently marketed and sold giving effect to the transactions contemplated by the Ancillary Agreements for the conduct of the Business.

3.8	Product Warranties.

Schedule 3.8 sets forth a summary of all product liability claims for property damage or personal injury filed against the Company with respect to the Business within the past five years. Schedule 3.8 sets forth copies of all product warranties issued for the Products during the past two years. In each of the past two years, warranty claims against the Company concerning the Products have not exceeded 1% of the net sales of the Company for that year. To the Company’s knowledge, except as set forth on Schedule 3.8, each Product sold by the Company in the last two (2) years has included all requisite warnings, instructions, disclaimers, packaging and labels required by applicable Law, rule or regulation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as of the date of this Agreement as follows:

4.1	Due Incorporation; Qualification.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of the Netherlands, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now owned, leased and operated. Purchaser is duly licensed or qualified to do business and in good standing in the jurisdictions in which it is required to be qualified, except where the failure to be so licensed, qualified or in good standing does not have a material adverse effect on the Purchaser.

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4.2	Due Authorization.

Purchaser has full power and authority to execute, deliver and perform this Agreement and its Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Ancillary Agreements. This Agreement constitutes legal, valid and binding obligations of Purchaser, and Purchaser’s Ancillary Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms.

4.3	Consents and Approvals; No Conflicts.

(a)	Except for the consents set forth on Schedule 4.3 (the “Purchaser Consents”), no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(b)	Except as set forth on Schedule 4.3, the execution, delivery and performance by Purchaser of this Agreement and its Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not violate any Law applicable to Purchaser or any of its properties or assets; violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound; permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by any of its assets or properties; or violate or conflict with any provision of the certificate of incorporation or bylaws or similar organizational instruments of Purchaser.

4.4	Purchaser’s Financial Capacity.

Purchaser possesses immediately available financial resources and the capacity to pay the Purchase Price, discharge the Assumed Liabilities and otherwise perform each and all of its obligations under this Agreement and its Ancillary Agreements.

4.5	No Additional Representations & Warranties.

Except for the representations and warranties provided in this Article 4, or otherwise expressly provided in this Agreement or its Ancillary Agreements, Purchaser makes no representations and warranties of any kind or any nature, whether expressed or implied.

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ARTICLE 5

INTENTIONALLY LEFT BLANK

ARTICLE 6

POST – CLOSING COVENANTS

Subject to and including the representations, warranties and covenants set forth in this Agreement, the Parties agree as follows with respect to the period following Closing:

6.1	General.

In case at any time after the Closing any further action that is not otherwise provided for under the Transition Services Agreement is necessary or desirable to carry out the purpose of this Agreement, the Parties shall take all reasonable action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request for such purposes. In addition, in case at any time after the Closing any further action that is not otherwise provided for under the Transition Services Agreement is requested of the Company by the Purchaser to assist the Purchaser with operating or maintaining the Purchased Assets or otherwise engaging in the Business, the Company, should it elect to provide such assistance, shall do so at the Purchaser’s expense in an amount determined as agreed to by the Parties.

6.2	Bulk Sales Laws.

The Purchaser and the Company hereby agree to waive the compliance by either Party with the so called “bulk sales” provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Purchased Assets may be located, and any other “bulk transfer” laws of any jurisdiction that may be applicable to the transactions contemplated by this Agreement.

6.3	Transition.

The Company shall not take any action that is designed or intended to have the effect of discouraging any customer, supplier, partner or distributor of the Purchased Assets or Business, or agent, employee or other business associate of the Company involved in the Business, from maintaining the same business relationship with the Purchaser after the Closing as it maintained with the Company prior to Closing. The Company will use commercially reasonable efforts to refer all inquiries, customer or otherwise, related to the Business to the Purchaser after the Closing.

6.4	Product Liabilities; Customer Concerns.

If following the Closing Date a customer of the Purchaser or a user of the Purchaser’s products asserts a claim for Product liability for which the Company may be potentially liable, or asserts a claim that may entitle Purchaser to indemnification under this Agreement, the Company shall have a meaningful opportunity to investigate and understand each such claim, and to mitigate the Company’s potential Losses and indemnification obligations with respect to each such claim.

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6.5	Certain Tax Matters.

(a)	All real property taxes, personal property Taxes or similar ad valorem Taxes levied with respect to the Purchased Assets for any taxable period that includes but does not end on the Closing Date, whether imposed or assessed before or after the Closing, shall be prorated between the Company and Purchaser as of the end of the Closing Date, and each Party shall bear and pay its respective prorated shares of such Taxes.

(b)	Purchaser and the Company shall cooperate in providing, with respect to the Purchased Assets, reasonable information and assistance for purposes of (i) the preparation of Tax Returns and (ii) the conduct of any Tax proceeding.

6.6	Assigned Contract Matters.

In the event that Purchaser defaults or otherwise fails to perform when due any obligation or discharge when due any Liability under any Bunge Contract, Purchaser shall, within two (2) Business Days of such default or failure to perform or discharge, notify (the “Default Notice”) the Company of such event, including reasonable details describing such event, and the Company shall, by notice (the “Cure Notice”) to the Purchaser given by the Company within ten (10) Business Days of the Company’s receipt of the Default Notice, thereafter have the right to cure such default or failure to perform or discharge under the applicable Bunge Contract. Upon delivery by the Company to the Purchaser of any Cure Notice, the Purchaser shall be deemed to have granted, with no further required action by either Party, a royalty-free, worldwide, non-exclusive, perpetual license to the Company to the Purchased Assets to the extent necessary to enable the Company to perform under the applicable Bunge Contract. All Liabilities incurred by the Company following its delivery of a Cure Notice in connection with its performance under the applicable Bunge Contract shall be deemed Assumed Liabilities for purposes of Article10 of this Agreement.

ARTICLE 7

INTENTIONALLY LEFT BLANK

ARTICLE 8

THE CLOSING; TERMINATION OF AGREEMENT

8.1	Closing.

The Closing shall take place at Verenium Corporation 4955 Directors Place, San Diego California 92121, on the date set forth above (the “Closing Date”). The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the Closing Date. The Purchase Price shall be delivered by Purchaser to the Company on the Closing Date (or the next Business Day).

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ARTICLE 9

DELIVERIES AT THE CLOSING

9.1	Ancillary Agreements.

At the Closing, the Company shall duly execute and deliver to Purchaser, and Purchaser shall duly execute and deliver to the Company each of the following Ancillary Agreements, substantially in the forms attached as Exhibits hereto:

(a)	Bill of Sale;

(b)	Assignment and Assumption Agreement;

(c)	IP Assignment Agreement;

(d)	License Agreement;

(e)	Non-Competition Agreement;

(f)	Supply Agreement; and

(g)	Transition Services Agreement.

9.2	Deliveries by the Company.

At the Closing, the Company shall duly execute, as applicable, and deliver to Purchaser the following:

(a)	The long-form certificate of incorporation or similar instruments of the Company certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of the Company, and the bylaws or similar instruments of the Company, certified as true, accurate and complete by the secretary of the Company;

(b)	Where applicable a Certificate of Good Standing (or equivalent document) for the Company from the applicable Governmental Authority;

(c)	An affidavit from the Company stating, under penalty of perjury, the Company’s U.S. taxpayer identification number and that the Company is not a “foreign person” as defined in Section 1445 of the Code;

(d)	A certificate of the secretary or equivalent Person of the Company certifying resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);

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(e)	Duly executed assignments, in a form suitable for recording in the appropriate patent, copyright or trademark offices, for all patents, copyrights, trademarks, trade names, logos, service marks and domain names assigned as part of the Purchased Assets; and

(f)	Evidence, satisfactory to Purchaser, that the requisite consent to this Agreement under the Comerica Bank revolving credit facility and Loan and Security Agreement (the “Comerica Agreement”) has been received or that the Comerica Agreement has been satisfied and/or terminated, and that all Liens or other encumbrances on Purchased Assets as a consequence of the Comerica Agreement have been satisfied and removed or will be satisfied and removed.

9.3	Deliveries by Purchaser.

At the Closing, concurrently with the delivery of all documents set forth in Sections 9.2, Purchaser shall pay the Purchase Price as described in Section 2.5 and deliver to the Company the following: such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 10

INDEMNIFICATION

10.1	Survival.

The representations and warranties of the Parties hereto contained herein and in the Ancillary Agreements shall survive the Closing for a period of eighteen (18) months except that claims for Losses resulting from Fraud or Tax with respect to any of the representations and warranties contained in Article 3 shall survive for the applicable statute of limitations period. The covenants and agreements contained in this Agreement shall survive until fully performed or fulfilled (unless non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance).

10.2	Indemnification by the Company.

Subject to the limitations set forth below, the Company shall indemnify the Purchaser against, and hold the Purchaser harmless from, any and all Losses incurred or suffered by the Purchaser relating to or arising out of any of the following:

(a)	any breach of or any inaccuracy in any representation or warranty made by the Company in this Agreement or any Ancillary Agreement;

(b)	any breach of or failure by the Company to perform any covenant or obligation of the Company set out in this Agreement or any Ancillary Agreement; or

(c)	the Retained Liabilities.

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10.3	Indemnification by Purchaser.

Purchaser shall indemnify the Company against, and hold the Company harmless from, any and all Losses incurred or suffered by the Company relating to or arising out of any of the following:

(a)	any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Ancillary Agreement;

(b)	any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement or any Ancillary Agreement; or

(c)	the Assumed Liabilities.

10.4 Claims.

(a)	As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the indemnified Party shall give notice to the indemnifying Party of such claim for indemnification, which notice shall specify the facts alleged to constitute the basis for such claim for indemnification, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the indemnified Party seeks hereunder from the indemnifying Party.

(b)	If the claim remains unresolved for 30 days after the notice has been delivered, either Party may refer such dispute to the Chief Executive Officer of the Purchaser and the Chief Executive Officer of the Company, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall, be resolved in accordance with Section 10.4(c).

(c)

Notwithstanding anything to the contrary herein, any claim under Section 10.4(b) that is not resolved as provided in Section 10.4(b), shall be referred to arbitration, by either the Company or the Purchaser. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of the Parties, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the Business appointed by mutual consent of the Parties or appointed by the AAA if the parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 12.12 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as it deems necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the

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judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Company and the Purchaser; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, to award punitive damages, or to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in this sentence will not apply if such damages are statutorily imposed.

10.5	Notice of Third Party Claims; Assumption of Defense.

The indemnified Party shall give notice as promptly as is reasonably practicable to the indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third-Party Claim”) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the indemnified Party to give such notice shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent (if any) that the indemnifying Party shall have been prejudiced thereby. Except to the extent that such Third-Party Claim is likely to cause material modifications to the indemnified Party’s operations or to the extent that the defense of such Third-Party Claim by the indemnifying Party would create a conflict of interest, the indemnifying Party will have the right, by written notice delivered to the indemnified Party within ten days thereafter, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms and within the time provided above or to employ counsel reasonably satisfactory to the indemnified Party, then such indemnified Party may employ counsel to represent or defend it in any action or proceeding and the indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred. Regarding any Third-Party Claim for which the indemnifying Party has assumed the defense, the indemnified Party will have the right to participate in such matter and to retain its own counsel at the indemnifying Party’s expense. The indemnifying Party shall at all times use reasonable efforts to keep the indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the indemnifying Party has assumed and to cooperate in good faith with the indemnified

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Party with respect to the defense of any such matter. To the extent the indemnifying Party shall control or participate in the defense or settlement of any Third-Party Claim, the indemnified Party shall give to the indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of the indemnified Party. The indemnified Party shall be entitled to reimbursement by the indemnifying Party of expenses directly related to efforts undertaken at the specific request of the indemnifying Party.

10.6	Settlement or Compromise.

An indemnifying Party may not, without the prior written consent of the indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless, (a) such settlement, compromise or consent includes an unconditional release of the indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (b) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified Party and (c) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the indemnified Party or any of the indemnified Party’s Affiliates. No indemnified Party may, without the prior written consent of the indemnifying Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder.

10.7	Liability Limits.

Notwithstanding any other provision of this Agreement:

(a)	Threshold. The indemnified Party shall not be entitled to indemnification under Section 10.2 or 10.3 (i) unless the aggregate amount of any and all Losses (exclusive of indirect costs such as investigation or attorneys’ fees solely related to such investigation as to the existence of a breach) incurred by such Party from all indemnifiable claims exceeds […***…] (the “Threshold Amount”), and, in the event such Losses exceed the Threshold Amount, the indemnifying Party shall be liable and responsible to the indemnified Party only for the amount of Losses to the extent that they exceed the Threshold Amount.

(b)	Cap; Maximum Liability. Notwithstanding anything in any Ancillary Agreement or any other agreement or document contemplated hereby to the contrary, the Parties acknowledge and agree that each Party’s maximum aggregate Liability under this Agreement, the Ancillary Agreements and any other agreements or documents contemplated hereby shall be […***…] (the “Cap”). The Parties further acknowledge and agree that in the event of any conflict between this Agreement and any Ancillary Agreement or any other agreement or document contemplated hereby that could potentially impose liability on any Party in excess of the Cap, the Cap shall control.

***Confidential Treatment Requested

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The Parties acknowledge that (i) no current or former director, officer, employee, Affiliate or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Business, the Purchased Assets or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in Article 3, the Company has not made and is not making, and the Purchaser is not relying upon, any representations or warranties whatsoever regarding the Business, the Purchased Assets or the subject matter of this Agreement, express or implied.

10.8	Subrogation.

If any indemnified Party receives or becomes entitled to indemnification from an indemnifying Party, the indemnifying Party shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that the indemnified Party may have against any other Person with respect to any Losses, circumstance or matter to which such indemnification payment is directly or indirectly related; provided, that if the indemnified Party has an ongoing business relationship with such other Person directly related to the Business, the indemnifying Party shall not be entitled to exercise, nor shall be subrogated to, any such rights or remedies. The indemnified Party shall take such actions as the indemnifying Party may reasonably request for the purpose of enabling the indemnifying Party to perfect or exercise all rights of subrogation hereunder

10.9	Exclusive Remedy.

The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, or (b) any claim related to Fraud in connection with the transactions contemplated by this Agreement, the indemnification provisions of this Article 10 are intended to, and do, provide the sole and exclusive remedy as to all claims either the Company, on the one hand, or the Purchaser, on the other hand, may incur or otherwise have arising from or relating to this Agreement, the Ancillary Agreements, any other agreement or document contemplated hereby, and the transactions contemplated hereby and thereby. The Parties further agree that in the event of any conflict between this Agreement and any Ancillary Agreement or any other agreement or document contemplated hereby that could potentially give either Party a right to pursue a remedy for any matter that is potentially indemnifiable under Section 10.2 or 10.3 (other than as set forth in clauses (a) and (b) of the immediately preceding sentence) outside the indemnification provisions of this Article 10, the indemnification provisions of this Article 10 shall control and such Party shall not be entitled to pursue such remedy outside of the indemnification provisions of this Article 10.

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10.10	Purchase Price Adjustments.

To the extent permitted by Law, any amounts payable under this Article 10 shall be treated by Purchaser and the Company as an adjustment to the Purchase Price.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

To the extent that in connection with the acquisition of the Purchased Assets pursuant to the terms of this Agreement or otherwise in connection with the performance of the Ancillary Agreements, the Purchaser is provided by the Company with information for which the Company has an obligation of confidentiality, and Company informs Purchaser in writing concerning such confidentiality obligation, which such obligation of confidentiality is not transferred to Purchaser (such confidential information, the “Third Party Confidential Information”), then the Purchaser shall:

(a)	maintain all Third Party Confidential Information in strict confidence, except that the Purchaser may disclose or permit the disclosure of any Third Party Confidential Information to its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are obligated to maintain the confidential nature of such Third Party Confidential Information subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations hereunder and who need to know such Third Party Confidential Information for the purposes set forth in this Agreement or the Ancillary Agreements;

(b)	use all Third Party Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement or the Ancillary Agreements; and

(c)	allow its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations hereunder to reproduce the Third Party Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement or the Ancillary Agreements, with all such reproductions being considered Third Party Confidential Information.

Purchaser shall be responsible for any breaches of this Section 11.1 by any of its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees.

11.2	Exceptions.

The obligations of the Purchaser under Section 11.1 above shall not apply to any specific Third Party Confidential Information to the extent that the Purchaser can demonstrate by competent proof that such Third Party Confidential Information (i) was generally known to the public or otherwise part of the public domain prior to the time of its disclosure under this Agreement or the Ancillary Agreements, (ii) entered the public domain after

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the time of its disclosure under this Agreement or the Ancillary Agreements through means other than an unauthorized disclosure resulting from an act or omission by the Purchaser or its Affiliates’, contractors, consultants, agents, advisors, directors, officers or employees, (iii) was already known to the Purchaser, other than under an obligation of confidentiality, at the time of disclosure by the Company, (iv) is or was disclosed to the Purchaser at any time, whether prior to or after the time of its disclosure under this Agreement or the Ancillary Agreements, by a third party having no fiduciary relationship with the Company and having no obligation of confidentiality to the Company with respect to such Third Party Confidential Information, or (v) is developed by the Purchaser without use of any Third Party Confidential Information.

11.3	Permitted Disclosure.

Purchaser shall be permitted to disclose Third Party Confidential Information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations, or to comply with a court or administrative order, provided that the Company receives prior written notice of such disclosure and that the Purchaser takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

11.4	Equitable Relief.

Given the nature of the Third Party Confidential Information and the competitive damage that would result upon unauthorized disclosure, use or transfer of Third Party Confidential Information, the Purchaser agrees that monetary damages may not be a sufficient remedy for any breach of this Article 11. In addition to all other remedies, the Company shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1	Expenses, Waiver and Release.

Each Party hereto shall bear its own expenses with respect to the transactions contemplated hereby, except that the Purchaser, at Closing, shall pay to the Company, by wire transfer of immediately available funds wired to the same account and at the same time as the Purchase Price, $2,000,000 for a portion of the Company’s transaction-related expenses in consideration for the waiver and release from the Company set forth in the immediately succeeding sentence. The Company agrees that, following such payment of a portion of its transaction-related expenses in accordance with the immediately preceding sentence and effective upon receipt of such payment, it hereby waives and releases any claim it may have against the Purchaser relating to events occurring, actions taken, or failures to act occurring, in each case prior to the Closing Date, except claims the Company may have under this Agreement or any of the Ancillary Agreements or any other agreement or document contemplated hereby. In addition, in consideration for the warranties, representations, covenants, conditions and agreements herein contained for

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the benefit of the Purchaser, the Purchaser agrees that, effective as of Closing, it hereby waives and releases any claim it may have against the Company relating to events occurring, actions taken, or failures to act occurring, in each case prior to the Closing Date, except claims the Purchaser may have under this Agreement or any of the Ancillary Agreements or any other agreement or document contemplated hereby.

12.2	Amendment.

This Agreement and its Ancillary Agreements may be amended, modified or supplemented but only in writing signed by Purchaser and Company.

12.3	Notices.

Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) three Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Purchaser, addressed as follows:

DSM Food Specialties B.V.

Alexander Fleminglaan 1

2613 AXDelft

Netherlands

Attention: Hans Christian Ambjerg,

Business Group Director DSM Food Specialties

+31152792796

Hans-christian.ambjerg@dsm.com

with a copy to:

Hugh Welsh, President & General Counsel DSM NA

45 Waterview Blvd.

Parsippany NJ 07054

(973) 257-8208

hugh.welsh@dsm.com

If to Company, addressed as follows:

Verenium Corporation

4955 Directors Place

San Diego, CA 92121

Attn: James Levine, CEO

james.levine@verenium.com

with a copy to

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Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Matthew Browne

mbrowne@cooley.com

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

12.4	Knowledge.

If any representation or warranty is qualified by knowledge, the Party making such representation or warranty hereby confirms that it has made a reasonably diligent inquiry into the matter addressed by the representation or warranty.

12.5	Payments.

Except as otherwise provided herein or in an Ancillary Agreement, all payments pursuant hereto shall be made in U.S. Dollars in same day or immediately available funds.

12.6	Waivers.

The failure of a Party hereto at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.7	Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, that no assignment of any rights or obligations shall be made by the Company without the written consent of Purchaser or by Purchaser without the written consent of the Company, except that Purchaser may assign any or all of its rights hereunder without such consent to any Affiliate of Purchaser.

12.8	No Third Party Beneficiaries.

This Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.9	Severability.

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

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12.10	Remedies.

Subject to the provisions of Article 10, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available under law, in equity or otherwise.

12.11	Entire Understanding.

This Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the Parties relating to the subject matter hereof.

12.12	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

12.13	Jurisdiction.

To the fullest extent permitted by applicable Law, and except to the extent otherwise provided in Article 10, each Party hereto (a) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York and not in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the courts of the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.3 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12.14	Waiver of Jury Trial.

EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN.

27.

12.15	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be evidenced and delivered by facsimile or pdf transmission.

12.16	Press Releases and Announcements.

Except as required by Law, no Party hereto shall make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof or the relationship of the Parties hereto without first obtaining the written consent of the other Party to the statements to be made. Such consent shall not be unreasonably withheld or delayed. The Parties acknowledge and agree that the Company may make all public disclosures relating to the transactions contemplated by this Agreement and the Ancillary Agreements required under the applicable Laws of the Securities and Exchange Commission without Purchaser’s consent, and that, once made, the Company may continue to make public disclosures containing the same or similar information.

12.17	Disclosure Schedules.

The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 or 4, as applicable. The information disclosed in any numbered or lettered part of a Disclosure Schedule shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3 or 4, as applicable, and any other representation or warranty in Section 3 or 4, as applicable, to the extent it is reasonably apparent, upon a reading of such information, that such information qualifies, and constitutes an exception to, such other representation and warranty.

12.18	Exhibits and Schedules.

The exhibits and schedules to this Agreement are hereby incorporated and made part hereof and are an integral part of this Agreement.

* * *

28.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DSM FOOD SPECIALTIES B.V.

By	/s/ Hans Christian Ambjerg

Name:	Hans Christian Ambjerg
Title:	Director

By	/s/ Hugh C. Welsh

Name:	Hugh C. Welsh
Title:	President DSM NA

VERENIUM CORPORATION

By	/s/ James Levine

Name:	James Levine
Title:	CEO

Exhibit A

Assignment and Assumption Agreement

Exhibit B

IP Assignment and Assumption Agreement

Exhibit C

License Agreement

Exhibit D

Supply Agreement

Exhibit E

[Intentionally Omitted]

Exhibit F

Bill of Sale

Exhibit G

Transition Services Agreement

Exhibit H

Non-Competition Agreement

Schedule 2.1(a) Equipment

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.1 (b) Books & Records

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.1 (c) Intellectual Property

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.1 (d) Permits

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.1 (e) Rights

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.1(f) Contracts

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4 – Assumed Liabilities

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4(a) Customer Purchase Orders

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4(c) Permits

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4(d) Proprietary Information Agreements

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4(e) Non Competition Agreements

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 2.4(f) Partnership Agreements

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.1 Company Qualification Disclosures

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.3 Company Consent and Approval; No Conflicts

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.4 Company Title to Assets

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.5 Company Intellectual Property Disclosures

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.6 Company Contracts Disclosure

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3.8 Company Product Warranty Disclosure

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 4.3 Purchaser Consents and Approvals

[Omitted pursuant to S-K Item 601(b)(2)]

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT RELATING TO CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into, and is effective as of March 23, 2012 (the “Effective Time”), by and between VERENIUM CORPORATION, a Delaware corporation (the “Assignor”), and DSM FOOD SPECIALTIES B.V., a Dutch private company (the “Assignee”). This Agreement is made and delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of March 23, 2012 (the “Purchase Agreement”), by and among Assignor and Assignee. Terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Assignor does hereby assign, transfer and convey to Assignee all of its right, title and interest in and to each of the Assigned Contracts effective as of the date hereof.

Assignee does hereby agree to be bound by and to assume and discharge in accordance with their terms all of the obligations, liabilities and commitments of Assignor arising with respect to periods as of and after the date hereof, or that are required to be performed and that accrue after the date hereof, with respect to and concerning each of the Assigned Contracts.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

To the extent any terms and provisions of this instrument are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of March 23, 2012.

ASSIGNOR:		ASSIGNEE:

VERENIUM CORPORATION		DSM FOOD SPECIALTIES B.V.

By:		By:
Name:	James Levine	Name:	Hans Christian Ambjerg
Title:	CEO	Title:	Director

By:
		Name:	Hugh Welsh
		Title:	President DSM NA

1.

Exhibit B

Intellectual Property Deed of Assignment

This Intellectual Property Deed of Assignment (the “Assignment”) is made as of this 23rd day of March 2012 by and between Verenium Corporation., a corporation organized and existing under the laws of the State of Delaware (“Company”); and DSM Food Specialties B.V., a private company organized and existing under the laws of the Kingdom of the Netherlands (“Purchaser”). Reference is made herein to the Asset Purchase Agreement, dated March 23, 2012 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

The Company hereby sells, assigns, transfers and sets over to Purchaser the entire right, title and interest of Company in and to all of the Transferred Intellectual Property, for Purchaser’s own use and enjoyment (but subject to the provisions of the Agreement and the Ancillary Agreements), and for the full use and enjoyment (but subject to the provisions of the Agreement and the Ancillary Agreements) of Purchaser’s successors, assigns or other legal representatives, as fully and entirely (but subject to the provisions of the Agreement and the Ancillary Agreements) as the same would have been held and enjoyed by the Company if the Agreement had not been made.

The Company shall provide Purchaser and its successors, assigns or other legal representatives, commercially reasonable cooperation and assistance at Purchaser’s reasonable request and expense, including, if appropriate and reasonably capable of being performed by the Company, using commercially reasonable efforts to execute or cause to be executed affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation that may be reasonably required: (1) in the preparation and prosecution of any application for registration or any application for renewal of a registration governing any Transferred Intellectual Property; (2) in the prosecution or defense of any interference, opposition, infringement or other proceedings that may arise in connection with the Transferred Intellectual Property, including testifying as to any facts relating to the Transferred Intellectual Property assigned herein and this Assignment; (3) in obtaining any additional protection for the Transferred Intellectual Property that Purchaser may deem appropriate which may be secured under the laws of any jurisdiction; and (4) in the implementation or perfection of this Assignment.

Remainder of page intentionally left blank

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Assignment as of the date first written above.

VERENIUM CORPORATION		DSM FOOD SPECIALTIES B.V.

By:		By:
	James Levine		Hans Christian Ambjerg
	CEO		Director

By:
Hugh Welsh
President DSM NA

[Signature Page to Intellectual Property Deed of Assignment]

Exhibit C

CONFIDENTIAL

EXECUTION COPY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of March 23, 2012 (the “Effective Date”), by and between DSM FOOD SPECIALTIES B.V., a Dutch private corporation (“Licensee”), with its principal place of business at Alexander Fleminglaan 1, 2613 AX Delft, Netherlands, and VERENIUM CORPORATION, a Delaware corporation (“Verenium”), with its principal place of business at 4955 Directors Place, San Diego, California 92121, USA. Verenium and Licensee are referred to herein collectively as the “Parties,” and each is referred to herein as a “Party.”

WHEREAS, Verenium and Licensee have entered into that certain Asset Purchase Agreement dated as of March 23, 2012 (“Asset Purchase Agreement”), pursuant to which, among other things, Verenium will sell to Licensee, and Licensee will purchase from Verenium, all of the assets of Verenium’s oil seed processing business, including rights with respect to Purchased Products and Purchased Enzymes (as defined below), as further described in the Asset Purchase Agreement;

WHEREAS, in connection with the Asset Purchase Agreement, Verenium desires to grant to Licensee, and Licensee desires to obtain from Verenium, a royalty-bearing license with respect to Products (as defined below) for uses in specified fields on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Asset Purchase Agreement, Licensee desires to grant to Verenium, and Verenium desires to obtain from Licensee, a royalty-bearing license with respect to Purchased Enzymes for uses in specified fields on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the Asset Purchase Agreement, Licensee and Verenium wish to agree to an arrangement pursuant to which Verenium will perform specified research activities to create New Gene Libraries (as defined below) and provide access to the New Gene Libraries to Licensee on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Standards” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS.

1.2 “Affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purpose of this definition and the definition of Subsidiary below, “control” means ownership, directly or through one or more Affiliates, of greater than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the shares of stock or other equity interests entitled to vote for the election of directors, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.3 “[…***…]” means […***…].

1.4 “Purchased Assets” shall mean all of the assets purchased by Licensee from Verenium pursuant to the Asset Purchase Agreement.

1.5 “Audited Party” shall have the meaning set forth in Section 5.8(a).

1.6 “BP” means BP Biofuels North America LLC, a Delaware limited liability company.

1.7 “BP Field” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts.

1.8 “Confidential Information” means any information and materials furnished or made available by one Party to the other Party, whether orally or in written, electronic or other form. Confidential Information shall include the terms of this Agreement, and any scientific or technical information, technical data or specifications, testing methods, computer software, documentation, know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, media, lines, reagents, compounds, protocols, research and development activities and results, product and marketing plans, customer and supplier information, and marketing and other proprietary business information, whether or not patentable, including any such information that become known to the other Party during visits to the facilities of the disclosing Party. For clarification, all Purchased IP shall be the Confidential Information of Licensee, and all Verenium Licensed IP and Verenium Reserved IP shall be the Confidential Information of Verenium.

***Confidential Treatment Requested

2.

1.9 “Control,” “Controls,” or “Controlled’ means possession of the ability to grant the licenses or sublicenses as provided for herein (other than by virtue of any license granted pursuant to this Agreement) without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Disclosing Party” means that Party that discloses or makes available Confidential Information to the other Party.

1.11 “Enzyme” means any protein or chemical entity the synthesis of which is directed by a Gene or Gene pathway, which protein or chemical entity was produced by an organism.

1.12 “Food & Beverage Field” means the employment of Enzymes into all the manufacturing and processing of food and beverages and their raw materials and intermediates for human consumption, including baking, beverages, brewing and malting, fruit and vegetable processing, starch processing, potable alcohol and wine production, protein and fat processing, dairy production and the manufacturing of dietary supplements, in each case for human consumption.

1.13 “FTE” shall mean the equivalent of one full year of work on a full time basis by a scientist or other professional (whether an employee or independent contractor of Verenium) possessing skills and experience necessary to carry out the research activities to be conducted by Verenium as contemplated by this Agreement, determined in accordance with Verenium’s normal policies and procedures.

1.14 “Gene” means a polynucleotide sequence that can be transcribed into RNA and generally encodes a protein, optionally together with its regulatory sequences.

1.15 “Grain Ethanol Field” means the employment of Enzymes into the manufacturing of fuel ethanol from any starch or grain.

1.16 “Indemnitee” shall have the meaning set forth in Section 9.3.

1.17 “Indemnitor” shall have the meaning set forth in Section 9.3.

1.18 “Intellectual Property” shall mean all (a) Patent Rights, (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, media, lines, reagents, compounds, protocols and marketing and other proprietary business information, whether or not patentable, (f) other proprietary rights directed to any of the foregoing, and (g) copies and tangible embodiments of any of the foregoing.

1.19 “Joint IP Agreement” shall have the meaning set forth in Section 3.4.

1.20 “Licensed Product” means Veretase or any Xylanase Product.

3.

1.21 “Licensee New Gene Library Invention” shall have the meaning set forth in Section 4.6(a).

1.22 “Licensee Non-Assert Patent Rights” shall have the meaning set forth in Section 4.6(b).

1.23 “Losses” shall have the meaning set forth in Section 9.1.

1.24 “NDA” means the Confidentiality, Non-Disclosure and Non-Solicitation Agreement between the Parties, dated February 8, 2012, as amended by the first Amendment thereto dated February 23, 2012, and the Second Amendment thereto dated March 2, 2012.

1.25 “Net Sales” shall mean the gross invoice price of (i) Products sold by Licensee or any of its Affiliates, licensees or sublicensees or (ii) Purchased Enzymes sold by Verenium or any of its Affiliates, licensees or sublicensees, as applicable, less the following deductions from such gross amounts which are actually incurred and included in gross amounts invoiced:

(a) price reductions, credits and allowances actually granted in the sale of such Product or Purchased Enzymes, as applicable, provided no financial or other in-kind contributions (or promise thereof) are received by Licensee or any of its Affiliates or licensees or by Verenium or any of its Affiliates, licensees or sublicensees, as applicable, as compensation for such adjustments;

(b) freight, postage, shipping, customs, duties and insurance charges; and

(c) sales, value added, or similar taxes measured by the invoiced amount, when included in the invoice.

Net Sales shall not include sales of Products between Licensee and its Affiliates, licensees and sublicensees; provided, however, that if Licensee and/or any such Affiliate, licensee or sub-licensee is the end-user of the Product, then Net Sales shall include sales of the Product to Licensee or such Affiliate, licensee or sublicensee, and the sales price hereunder shall be deemed to be the greater of the price actually charged to Licensee or such Affiliate, licensee or sublicensee, or the sales price that would be charged to a Third Party for a similar application, resale or use in an arms’ length transaction. For clarification, sales by Verenium to Licensee of Licensed Products under the Supply and Purchase Agreement between Verenium and Licensee, of even date herewith, shall not be included in Net Sales.

Net Sales shall not include sales of Purchased Enzymes between Verenium and its Affiliates, licensees and sublicensees; provided, however, that if Verenium and/or any such Affiliate, licensee or sublicensee is the end-user of the Purchased Enzymes, then Net Sales shall include sales of the Purchased Enzymes to Verenium or such Affiliate, licensee or sublicensee, and the sales price hereunder shall be deemed to be the greater of the price actually charged to Verenium or such Affiliate, licensee or sublicensee, or the sales price that would be charged to a Third Party for a similar application, resale or use in an arms’ length transaction.

4.

1.26 “New Gene Library” means any library of nucleic acid extracts and optionally nucleic acids cloned into vectors derived or manufactured from samples of diverse biological materials, which library is created and delivered in the course of New Gene Library Research.

1.27 “New Gene Library Research” means research conducted by Verenium as described in Section 4.1 during the New Gene Library Research Period.

1.28 “New Gene Library Research Period” means the […***…] period immediately following the Effective Date.

1.29 “New Product” means any product or composition containing, incorporating or comprised of any form of an Enzyme identified, discovered, developed or produced by Licensee or any of its Affiliates from or through use of any New Gene Library or any variant of such Enzyme, including, without limitation, any product that is a blend of such Enzyme and any other Enzyme or product.

1.30 “New Products Field” means any and all fields of use.

1.31 “Oil & Gas Field” means the employment of Enzymes into the exploration and production process and services for mineral oil and natural gas.

1.32 “Oil Seed Processing Field” means the employment of Enzymes in the crushing, production, refining, modification and processing of vegetable oil seeds, including but not limited to ricebran, olives, grain, almonds, corn, kernels, soy beans, canola and sunflower seeds, into their oils, proteins and other components as well as the processing and refining of these components.

1.33 “Patent Rights” means all patent applications and issued and subsisting patents, including all provisionals, converted provisionals, requests for continued examination, substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing in any territory.

1.34 “Product” means any Licensed Product or any New Product.

1.35 “Purchased Enzyme” means any Enzyme claimed or covered by any Purchased IP and any product or composition containing, incorporating or comprised of any form of such Enzyme (including any product that is a blend of such Enzyme and any other Enzyme or product), including […***…], but excluding Purchased Products.

1.36 “Purchased IP” shall mean (a) any and all Intellectual Property included in the Purchased Assets, and (b) any and all in-licensed Intellectual Property under any contract or agreement included in the Purchased Assets to the extent a sublicense may be granted thereunder, in each case of (a) and (b) together with any and all Intellectual Property arising from prosecution or maintenance of such Intellectual Property. The Patent Rights included in the Purchased IP as of the Effective Date are set forth in Schedule 1.36.

***Confidential Treatment Requested

5.

1.37 “Purchased Product” means the following products: (a) the proprietary and patented form of phospholipase C enzyme marketed under the trade name Purifine® PLC, having the amino acid sequence […***…] of U.S. Patent Number 7,977,080; (b) the proprietary and patented form of an […***…], identified as […***…]; (c) the proprietary and patented form of an […***…]; and (d) the […***…]; and (e) the […***…].

1.38 “Receiving Party” means the Party that receives or observes Confidential Information of the other Party.

1.39 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product.

1.40 “[…***…]” means any Enzyme set forth in Schedule 1.40 and any product or composition containing, incorporating or comprised of any form of such Enzyme (including any product that is a blend of such Enzyme and any other Enzyme or product).

1.41 “Requesting Party” shall have the meaning set forth in Section 5.8(a).

1.42 “Syngenta Field” means (a) the manufacture or use of Enzymes and (b) the development, manufacture, use, sale, offer for sale, import or export of any products that consist of, incorporate or are made through the use of Enzymes, in either case of (a) or (b), which Enzymes are expressed or produced in Plants or using any Gene that is native to a Plant or modified for expression in Plants, where “Plant” means a monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte.

1.43 “Term” shall have the meaning set forth in Section 10.1.

1.44 “Third Party” means any person or entity other than Licensee and its Affiliates or Verenium and its Affiliates.

1.45 “Third Party Claims” shall have the meaning set forth in Section 9.1.

1.46 “Verenium Expression Technology Agreements” means the following agreements pursuant to which certain expression technology used in the manufacture of certain Purchased Products and Veretase, as well as other products of Verenium, is licensed to Verenium: […***…].

1.47 “Verenium Field” means all fields of use, excluding the Oil Seed Processing Field. For clarification, the Verenium Field includes the BP Field.

1.48 “Verenium Licensed IP” means the Veretase Background IP, Veretase Licensed IP, Xylanase Products Background IP and Xylanase Products Licensed IP.

1.49 “Verenium New Gene Library Invention” shall have the meaning set forth in Section 4.6(b).

***Confidential Treatment Requested

6.

1.50 “Verenium Non-Assert Patent Rights” shall have the meaning set forth in Section 4.6(a).

1.51 “Verenium Non-Compete” shall have the meaning set forth in Section 2.2(b).

1.52 “Verenium Reserved IP” means any and all Intellectual Property relating to Verenium’s discovery and evolution technology.

1.53 “Verenium-to-BP License Agreement” shall have the meaning set forth in Section 2.2(a).

1.54 “Veretase” means the proprietary and patented form of alpha-amylase enzyme marketed under the trade name Veretase® alpha-amylase, having the amino acid sequence […***…] of U.S. Patent Number 7,666,633, which is approved for use in the hydrolysis of edible starch to produce starch hydrolysis products, including glucose syrup, high fructose corn syrup (HFCS) and crystalline glucose (dextrose), and distilled ethanol for food and beverage use, and any codon-optimized variant of such enzyme that preserves the same protein sequence as such enzyme.

1.55 “Veretase Background IP” means Patent Rights Controlled by Verenium, which Patent Rights are useful for the manufacture, use, marketing, distribution, offer for sale, sale or import of Veretase in the Veretase Field – Exclusive or Veretase Field – Non-Exclusive, but are not included in the Veretase Licensed IP, together with any and all Patent Rights arising from prosecution or maintenance of such Patent Rights. The Veretase Background IP as of the Effective Date is set forth in Schedule 1.55 (which schedule may be corrected if needed as contemplated by Section 12.9). Veretase Background IP excludes Verenium Reserved IP. Veretase Background IP also excludes any and all Intellectual Property licensed to Verenium under the Verenium Expression Technology Agreement.

1.56 “Veretase Customers” means those current customers of Verenium who purchase Veretase for use in the Veretase Field – Exclusive, as specifically set forth on Schedule 1.56.

1.57 “Veretase Field—Exclusive” means any use of Veretase in the Food & Beverage Field, but excluding the Veretase Reserved Field.

1.58 “Veretase Field – Non-Exclusive” means any use of Veretase, excluding all uses in the Food & Beverage Field, the Grain Ethanol Field, […***…] the Oil & Gas Field and the BP Field.

1.59 “Veretase Licensed IP” means any and all Intellectual Property Controlled by Verenium, which Intellectual Property is necessary for the manufacture, use, marketing, distribution, offer for sale, sale or import of Veretase in the Veretase Field – Exclusive or Veretase Field – Non-Exclusive, together with any and all Intellectual Property arising from prosecution or maintenance of such Intellectual Property. The Patent Rights included in the Veretase Licensed IP as of the Effective Date are set forth in Schedule 1.59. Veretase Licensed IP excludes Verenium Reserved IP. Veretase Licensed IP also excludes any and all Intellectual Property licensed to Verenium under the Verenium Expression Technology Agreement.

***Confidential Treatment Requested

7.

1.60 “Veretase Reserved Field” means […***…].

1.61 “Xylanase Products” means (a) the proprietary and patented form of xylanase enzyme, having the amino acid sequence […***…] of U.S. Patent Number 8,043,839, and any codon-optimized variant of such enzyme that preserves the same protein sequence as such enzyme, and (b) the proprietary and patented form of xylanase enzyme, having the amino acid sequence […***…] of U.S. Patent Number 8,043,839, and any codon-optimized variant of such enzyme that preserves the same protein sequence as such enzyme.

1.62 “Xylanase Products Background IP” means Patent Rights Controlled by Verenium, which Patent Rights are useful for the manufacture, use, marketing, distribution, offer for sale, sale or import of Xylanase Products in the Xylanase Products Field, but are not included in the Xylanase Products Licensed IP, together with any and all Patent Rights arising from prosecution or maintenance of such Patent Rights. The Xylanase Products Background IP as of the Effective Date is set forth in Schedule 1.62 (which schedule may be corrected if needed as contemplated by Section 12.9). Xylanase Products Background IP excludes Verenium Reserved IP. Xylanase Products Background IP also excludes any and all Intellectual Property licensed to Verenium under the Verenium Expression Technology Agreement.

1.63 “Xylanase Products Field” means any use of a Xylanase Product in the Oil Seed Processing Field and the Food & Beverage Field, excluding all uses in the […***…] and the Syngenta Field.

1.64 “Xylanase Products Licensed IP” means any and all Intellectual Property Controlled by Verenium, which Intellectual Property is necessary for the manufacture, use, marketing, distribution, offer for sale, sale or import of any Xylanase Product in the Xylanase Products Field, together with any and all Intellectual Property arising from prosecution or maintenance of such Intellectual Property. Xylanase Products Licensed IP excludes Verenium Reserved IP. The Patent Rights included in the Xylanase Products Licensed IP as of the Effective Date are set forth in Schedule 1.64. Xylanase Products Licensed IP excludes any and all Intellectual Property licensed to Verenium under the Verenium Expression Technology Agreement.

ARTICLE 2

RIGHTS TO PURCHASED IP

2.1 License Grant to Verenium under Purchased IP. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Verenium and its Affiliates (a) an exclusive, worldwide, royalty bearing (except that no royalty shall be due as provided under Section 2.2(a) and 5.2) right and license or sublicense, with the right to sublicense, under and with respect to the Purchased IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Purchased Enzymes in the Verenium Field, and (b) a non-exclusive, worldwide, royalty-free and fully paid, perpetual and irrevocable right and license or sublicense, with the right to sublicense, under and with respect to the Purchased IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Purchased Products in the BP Field. Verenium shall have the right under the license granted in this Section 2.1 to make variants of

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8.

any Purchased Enzyme (as defined in Sections 1.35) that have […***…], and all such variants shall be deemed included in and part of Purchased Enzymes. Promptly after the Effective Date, Licensee shall disclose to Verenium in writing or via mutually acceptable electronic media (or allow Verenium to retain) copies or reproductions of data, know-how and information included in the Purchased IP that is reasonably necessary to enable Verenium to practice the licenses granted under this Section 2.1 in the Verenium Field, it being understood that such data, know-how and information may not be all data, know-how and information necessary for the development, manufacture and commercialization of Purchased Enzymes in the Verenium Field. From and after the Effective Date, Verenium shall refrain from using the trademark Purifine in the Verenium Field.

2.2 Provisions Applicable to Purchased IP. Verenium and Licensee hereby acknowledges and agrees as follows:

(a) License Granted to BP in the BP Field. Verenium has granted to BP and its affiliates a non-exclusive, worldwide, royalty-free and fully paid, perpetual and irrevocable right and license, with the right to sublicense, under and with respect to the Purchased IP, for products and services in the BP Field as set forth in that certain Verenium License Agreement between Verenium and BP, dated as of September 2, 2010, as amended (the “Verenium-to-BP License Agreement”). Licensee acknowledges and agrees that the Purchased IP is subject to such license granted to BP and that the license granted to Verenium in Section 2.1 includes all rights necessary to enable such license granted to BP to remain in full force and effect in accordance with its terms. Licensee further agrees to comply with all of Verenium’s obligations to BP relating to the Purchased IP under the Verenium-to-BP License Agreement as if it were a party to such agreement.

(b) Verenium Non-Compete. Verenium has agreed to the Verenium Non-Compete (as defined below). Licensee agrees not to, itself or through any Affiliate, licensee or other Third Party, practice or use the Purchased IP in a manner that would violate the Verenium Non-Compete were Verenium to practice or use the Purchased IP in such manner. The “Verenium Non-Compete” means Verenium’s agreement pursuant to the Verenium Non-Competition Agreement between Verenium and BP, dated as of September 2, 2010, as amended that Verenium and its Affiliates shall not, anywhere in the world, engage, directly or indirectly, individually or in association or in combination with any other person, as proprietor or owner, officer, director or shareholder (other than as a passive investor in and holder of less than 5% of the equity of any publicly traded corporation), member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, sublicensee, licensor, sublicensor, principal, partner or otherwise, whether or not for monetary benefit, in:

(i) any business that researches, develops, manufactures, produces, distributes, licenses or sells biofuels or bioproducts derived from lignocellulosic biomass (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts) for a period ending September 2, 2012;

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(ii) directly or indirectly, with any third party, the researching, development, manufacture, production, licensing, sublicensing or sale of any Processes, for a period ending September 2, 2017; where “Processes” means any process or partial process for conversion or partial conversion of biomass to lignocellulosic biofuels and/or lignocellulosic bioproducts; provided that “process” and “partial process” shall not mean or include any enzymes or enzyme technology (including technology or equipment for manufacture, delivery or optimization of the enzyme application), or the application thereof, that may be used in or as part of any such process or partial process;

(iii) directly or indirectly, any business that researches, develops, manufactures, produces, licenses, sublicenses or sells any Processes, for a period ending September 2, 2017;

provided that, notwithstanding the foregoing, Verenium and its Affiliates shall have the right to: (A) research, develop, manufacture, produce, license and sell enzymes and enzyme technology within the markets of the activities in the BP Field carried on or conducted by BP or any of its affiliates; and/or (B) integrate Verenium’s and its Affiliates’ enzymes and enzyme technology with any third party’s lignocellulosic biofuels production process that does not produce ethanol primarily from lignocellulosic biomass, but instead uses feedstocks of waste products or byproducts arising solely from completed industrial manufacturing processes. For purposes of this clause (B), completed industrial manufacturing processes means, and is limited to, the completed manufacturing processes in the industries of grain processing, oil seed processing, pulp and paper, distilleries, breweries, and any other additional industries that BP provides written consent to and expressly excludes any completed industrial manufacturing processes related to sugar cane or energy cane.

(c) Biodiversity Agreement Payments. If Verenium owes any payment under any biodiversity or similar agreement as a result of any sale, license or other transfer by Licensee or any of its Affiliates or licensees of any Purchased Product or Purchased Enzyme and/or the use of any of the Purchased IP, Verenium will invoice Licensee for the amount of such payment, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice. Licensee will provide Verenium summary reports of efforts by Licensee or any of its Affiliates or licensees to develop and commercialize any Purchased Product or Purchased Enzyme, which reports shall be provided at least once per year, to Verenium to determine whether there are any obligations under any biodiversity agreement.

2.3 Label License. All Purchased Enzyme sales by Verenium and its Affiliates, licensees and sublicensees will be subject to an appropriate label license that limits use of Purchased Enzymes to the Verenium Field.

2.4 Limitations. Except as provided in this Article 2, Licensee shall retain all of its rights under the Purchased IP. Licensee agrees, on behalf of itself and its Affiliates, not to practice or use, and not to grant any license or right to practice or use, the Purchased IP to make, have made, use, develop, market, distribute, offer for sale, sell or import Purchased Enzymes in the Verenium Field. Verenium agrees, on behalf of itself and its Affiliates, not to practice any Purchased IP except as expressly provided in this Article 2.

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2.5 Sublicenses. Verenium shall notify Licensee promptly after the grant of any sublicense of the license granted under this Section 2.1 to any Third Party, and the terms of any such sublicense shall be consistent with the terms of this Agreement applicable to the Purchased IP and Purchased Enzymes.

ARTICLE 3

RIGHTS TO VERENIUM LICENSED IP

3.1 License Grant to Licensee under Veretase Background IP and Veretase Licensed IP. Subject to the terms and conditions of this Agreement and subject to the Supply and Purchase Agreement between Verenium and Licensee, dated as of even date herewith, with respect to supply of Veretase, Verenium hereby grants to Licensee and its Affiliates (a) an exclusive, worldwide, royalty-bearing right and license, with the right to sublicense, under and with respect to the Veretase Licensed IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Veretase in the Veretase Field – Exclusive, (b) a non-exclusive, worldwide, royalty-bearing right and license, with the right to sublicense, under and with respect to the Veretase Background IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Veretase in the Veretase Field – Exclusive, and (c) a non-exclusive, worldwide, royalty-bearing right and license, with the right to sublicense, under and with respect to the Veretase Background IP and the Veretase Licensed IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Veretase in the Veretase Field – Non-Exclusive. Licensee shall have the right under the license granted in this Section 3.1 to make variants of Veretase (as defined in Section 1.54) that have […***…], and all such variants shall be deemed included in and part of Veretase. Promptly after the Effective Date, Verenium shall disclose to Licensee in writing or via mutually acceptable electronic media copies or reproductions of data, know-how and information included in the Veretase Licensed IP that is reasonably necessary to enable Licensee to practice the license granted under this Section 3.1 in the Veretase Field – Exclusive and Veretase Field—Non-Exclusive, it being understood that such data, know-how and information may not be all data, know-how and information necessary for the development, manufacture and commercialization of Veretase in the Veretase Field – Exclusive and Veretase Field—Non-Exclusive.

3.2 Acknowledgement Regarding Veretase. Licensee acknowledges that Verenium has licensed rights to Veretase in the Veretase Reserved Field and is obligated to ensure that Veretase is sold only pursuant to a limited label license that allows use of Veretase only for uses outside the Veretase Reserved Field. For so long as Verenium is subject to such obligation, Licensee agrees, on behalf of itself, its Affiliates, licensees and sublicensees, that, when it supplies or grants rights to Veretase to any Third Party, it will do so only pursuant to a limited label license that allows such Third Party to use Veretase only for uses outside the Veretase Reserved Field, such limited label license to be in the form used by Verenium and provided to Licensee. In the event that Licensee discovers that a Third Party to whom Licensee or its Affiliate, licensee or sublicensee has supplied or granted rights to Veretase is using Veretase within the Veretase Reserved Field, Licensee shall immediately notify Verenium, and Licensee

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agrees to use commercially reasonable efforts, consistent with efforts Licensee would use to protect its exclusive right to operate for its own products, to procure such Third Party to cease such activity forthwith, which efforts may include, at Licensee’s sole discretion, terminating or limiting any additional supply of Veretase to such Third Party and issuing proceedings against the Third Party to enforce the terms of the label license.

3.3 License Grant to Licensee under Xylanase Products Background IP and Xylanase Products Licensed IP. Subject to the terms and conditions of this Agreement, Verenium hereby grants, to Licensee and its Affiliates an exclusive, worldwide, royalty-bearing right and license, with the right to sublicense, under and with respect to the Xylanase Products Background IP and the Xylanase Products Licensed IP to make, have made, use, develop, market, distribute, offer for sale, sell and import Xylanase Products in the Xylanase Products Field. Licensee shall have the right under the license granted in this Section 3.3 to make variants of any Xylanase Product (as defined in Section 1.61) that have […***…], and all such variants shall be deemed included in and part of Xylanase Products. Promptly after the Effective Date, Verenium shall disclose to Licensee in writing or via mutually acceptable electronic media copies or reproductions of data, know-how and information included in the Xylanase Products Licensed IP that is reasonably necessary to enable Licensee to practice the license granted under this Section 3.3 in the Xylanase Products Field, it being understood that such data, know-how and information may not be all data, know-how and information necessary for the development, manufacture and commercialization of Xylanase Products in the Xylanase Products Field.

3.4 Acknowledgement Regarding Xylanase Products. Licensee acknowledges and agrees that the Xylanase Products Background IP and the Xylanase Products Licensed IP is subject to the terms of the Joint Intellectual Property Agreement between Verenium and BP, dated as of September 2, 2010, as amended (the “Joint IP Agreement”). Under the Joint IP Agreement, under certain circumstances Verenium is obligated to assign the Xylanase Products Background IP and the Xylanase Products Licensed IP to BP, and effective automatically upon such assignment, Verenium shall have a non-exclusive, worldwide right and license under the Xylanase Products Background IP and the Xylanase Products Licensed IP for all uses for products and services outside the BP Field and the Syngenta Field. Under such circumstances, the license granted in Section 3.3 shall be an exclusive license of Verenium’s rights under the non-exclusive license granted to it with respect to the Xylanase Products Background IP the Xylanase Products Licensed IP under the Joint IP Agreement. Licensee acknowledges and agrees that the license granted in Section 3.3 is subject to the terms and conditions of the Joint IP Agreement.

3.5 Label License. All Veretase sales by Licensee and its Affiliates, licensees and sublicensees will be subject to an appropriate label license that limits use of Veretase to the Veretase Field – Exclusive and Veretase Field – Non-Exclusive and meets the requirements set forth in Section 3.2, which label license shall be in substantially the form provided by Verenium to Licensee. All Xylanase Product sales by Licensee and its Affiliates, licensees and sublicensees will be subject to an appropriate label license that limits use of Xylanase Products to the Xylanase Products Field, which label license shall be in substantially the form provided by Verenium to Licensee.

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3.6 Biodiversity Agreement Payments. If Verenium owes any payment under any biodiversity agreement as a result of any sale, license or other transfer by Licensee or any of its Affiliates, licensees or sublicensees to a Third Party of any Licensed Product, Verenium will invoice Licensee for the amount of such payment, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice.

3.7 Retained Rights; Limitation. Except as provided in this Article 3, Verenium (or its licensor) shall retain all rights under the Verenium Licensed IP. Licensee, on behalf of itself and its Affiliates, agrees not to practice any Verenium Licensed IP except as expressly provided in this Article 3 and agrees not to make any variants of any Licensed Product except as expressly provided in this Article 3 or the applicable definition of Licensed Product.

3.8 Sublicenses. Licensee shall notify Verenium promptly after the grant of any sublicense of the license granted under Section 3.1 or 3.3 to any Third Party, and the terms of any such sublicense shall be consistent with the terms of this Agreement applicable to Verenium Licensed IP and Licensed Products.

3.9 Verenium Agreement. Verenium agrees not to sell or market, alone or with or through a license to any of its Affiliates or any Third Party, […***…] unless agreed in writing by Verenium and Licensee. Subject to Verenium’s contractual obligations and restrictions, and Verenium and Licensee entering into a Materials Transfer Agreement substantially in the form as attached hereto as Schedule 3.9, Verenium will agree to make […***…] available for testing by Licensee upon first request of Licensee. Verenium reserves all rights with respect to […***…] except as expressly provided in this Section 3.9, including the right to sell and market, alone or with or through a license to any of its Affiliates or any Third Party, […***…].

3.10 Certain Customers; Distribution Agreements. Following the Effective Date, the Parties shall work together in good faith to transition the Veretase Customers to Licensee for the continued sale of Veretase by Licensee for use by such Veretase Customers in the Veretase Field – Exclusive. The Parties understand and agree that there are no written contracts or agreements covering the supply of Veretase to such Veretase Customers. Verenium currently has certain distribution arrangements with Weiss Biotech, Anthem and […***…] related to such entities’ distribution and sale of Veretase. The Parties acknowledge and agree that Licensee is not, either under this Agreement or the Asset Purchase Agreement or any of the other ancillary agreements to the Asset Purchase Agreement, receiving an assignment of any of the distribution agreements that are in effect with such distributors. Verenium shall, however, provide such reasonable assistance to Licensee as Licensee may reasonably request during the 90 day period following the Effective Date to facilitate Licensee’s efforts, if any, to establish direct relationships between Licensee and such distributors of Veretase, including, if requested, providing introductions to Verenium’s contact persons at such distributors.

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ARTICLE 4

NEW GENE LIBRARY RESEARCH; RIGHTS TO NEW GENE LIBRARIES

4.1 Conduct of New Gene Library Research. Subject to the terms and conditions of this Agreement, during the New Gene Library Research Period, Verenium will use Intellectual Property Controlled by it to conduct a research program for creation of nucleic acid extracts and optionally nucleic acids cloned into vectors derived or manufactured from samples of diverse biological materials obtained pursuant to Verenium’s biodiversity agreements as currently in effect. Verenium will deploy […***…] FTEs in the New Gene Library Research and use commercially reasonable efforts to create […***…] New Gene Libraries during each […***…] period (or such longer number of days as reasonably necessary to obtain the necessary permits in connection with Verenium’s relocation to a new site) over the New Gene Library Research Period. Verenium will conduct the New Gene Library Research at its own expense.

4.2 Delivery of New Gene Libraries. Promptly after creation a New Gene Library, Verenium shall deliver to Licensee a copy of such New Gene Library.

4.3 Right to Use New Gene Libraries; Limitation on Transfer.

(a) Right to Use New Gene Libraries. Licensee and its Affiliates shall have the non-exclusive, non-transferable, worldwide right to access and use the copy of the New Gene Libraries provided by Verenium for the purpose of identifying, discovering, developing and producing Enzymes from the New Gene Libraries, without limit as to field.

(b) Limitation on Transfer. Licensee and its Affiliates shall not copy the New Gene Libraries other than for preservation or repeat studies (and any such copies are included in and part of the New Gene Libraries), and shall not transfer or assign the New Gene Libraries, except as expressly set forth in Section 12.3 hereof. Further, Licensee shall not transfer any physical embodiment of any of the New Gene Libraries to any Third Party, except with the prior written consent of Verenium; provided that, to the extent the New Gene Libraries contain an isolated clone of a Gene or its DNA sequence, a subclone thereof, or a purified Enzyme produced therefrom, Licensee and its Affiliates may transfer to any particular Third Party (including the Affiliates of such Third Party) up to 100 unique samples (such samples to be comprised of clones or DNA sequences, subclones and/or enzymes totaling 100 in the aggregate) without the prior written consent of Verenium, subject to a written agreement with such Third Party that includes confidentiality and non-use obligations consistent with the terms of this Agreement.

4.4 Biodiversity Agreement Payments. If Verenium owes any payment under any biodiversity or similar agreement as a result of any sale, license or other transfer by Licensee or any of its Affiliates or licensees of any New Product, Verenium will invoice Licensee for the amount of such payment, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice. Licensee will provide Verenium summary reports of efforts by Licensee or any of its Affiliates or licensees to develop and commercialize any New Product, which reports shall be provided at least once per year, to Verenium to determine whether there are any obligations under any biodiversity agreement.

4.5 Retained Rights; Limitation. Verenium shall retain all rights to use the New Gene Libraries for any purpose. Licensee, on behalf of itself and its Affiliates, agrees not to use the New Gene Libraries except as expressly provided in this Article 4.

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4.6 Non-Assert Agreements.

(a) Verenium Non-Assert. In the event that the manufacture, development or commercialization of any Enzyme identified, discovered, developed or produced by Licensee or any of its Affiliates from or through use of any New Gene Library or any variant of such Enzyme, or any product or composition containing, incorporating or comprised of any form of any such Enzyme (a “Licensee New Gene Library Invention”), would infringe any Patent Rights filed by Verenium or any of its Affiliates after the Effective Date claiming any Verenium New Gene Library Invention (“Verenium Non-Assert Patent Rights”), then Verenium hereby covenants to Licensee that Verenium and its Affiliates will not, and Verenium will cause any party that acquires rights to any Verenium Non-Assert Patent Rights from Verenium or its Affiliate, not to, assert or enforce such Verenium Non-Assert Patent Rights against Licensee or its Affiliate or any licensee of any Licensee New Gene Library Invention solely with respect to Licensee’s or its Affiliate’s or such licensee’s manufacture, development or commercialization of such Licensee New Gene Library Invention.

(b) Licensee Non-Assert. In the event that the manufacture, development or commercialization of Enzyme identified, discovered, developed or produced by Verenium or any of its Affiliates from or through use of any New Gene Library or any variant of such Enzyme, or any product or composition containing, incorporating or comprised of any form of any such Enzyme (a “Verenium New Gene Library Invention”), would infringe any Patent Rights filed by Licensee or any of its Affiliates after the Effective Date claiming any Licensee New Gene Library Invention (“Licensee Non-Assert Patent Rights”), then Licensee hereby covenants to Verenium that Licensee and its Affiliates will not, and Licensee will cause any party that acquires rights to any Licensee Non-Assert Patent Rights from Licensee or its Affiliate, not to, assert or enforce such Licensee Non-Assert Patent Rights against Verenium or its Affiliate or any licensee of any Verenium New Gene Library Invention solely with respect to Verenium’s or its Affiliate’s or such licensee’s manufacture, development or commercialization of such Verenium New Gene Library Invention.

4.7 Additional Research. Verenium and Licensee may agree to an additional research program whereby Verenium would screen Licensee’s libraries and/or Verenium’s proprietary Gene libraries for Genes of interest to Licensee […***…]. Any such additional research program would be conducted on terms to be mutually agreed in writing by the Parties.

ARTICLE 5

PAYMENTS; RECORDS; AUDITS

5.1 Payment of Royalties by Licensee on Licensed Products and New Products. Subject to the terms and conditions of this Agreement, in consideration for the licenses and rights granted to Licensee under this Agreement, Licensee shall pay to Verenium royalties of […***…] on Net Sales of Products. On a country-by-country basis and Product-by-Product basis, Licensee’s obligation to make royalty payments pursuant to this Section 5.1 will commence upon the first commercial sale of any Product in any country and shall continue until

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the later of (a) expiration of the last-to-expire Patent Rights within the Verenium Licensed IP that covers the composition of such Product, or the manufacture or use of such Product in the field with respect to which such Product is licensed under this Agreement, in such country, and (b) […***…] after the first commercial sale of such Product in such country. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product or New Product.

5.2 Payment of Royalties by Verenium on Purchased Enzymes. Subject to the terms and conditions of this Agreement, in consideration for the licenses and rights granted to Verenium under this Agreement, Verenium shall pay to Licensee royalties of […***…] on Net Sales of Purchased Enzymes. On a country-by-country basis and Purchased Enzyme-by-Purchased Enzyme basis, Verenium’s obligation to make royalty payments pursuant to this Section 5.2 will commence upon the first commercial sale of any Purchased Enzyme in any country and shall continue until the earlier of (a) expiration of the last-to-expire Patent Rights within the Purchased IP that covers the composition of such Purchased Enzyme, or the manufacture or use of such Purchased Enzyme in the Verenium Field, in such country, and (b) […***…] after the first commercial sale of such Purchased Enzyme in such country. Notwithstanding anything to the contrary herein, in no event will any royalty be due or payable hereunder on sales of any product or service by BP pursuant to the Verenium-to-BP License Agreement. No more than one royalty payment shall be due with respect to a sale of a particular Purchased Enzyme.

5.3 Fully Paid License to Licensee. With respect to Veretase, on a country-by-country basis, upon the later to occur of (a) expiration of the last-to-expire of all Patent Rights within the Veretase Background IP and the Veretase Licensed IP in such country, or (b) the date that there are no remaining royalty payment obligations with respect to Veretase in such country pursuant to Section 5.1, the license granted to Licensee under Section 3.1 in such country shall become perpetual, non-exclusive, fully paid-up, royalty free license. With respect to Xylanase Products, on a country-by-country and Xylanase Product-by-Xylanase Product basis, upon the later to occur of (i) expiration of the last-to-expire of all Patent Rights within the Xylanase Products Background IP and the Xylanase Products Licensed IP that covers the composition of such Xylanase Product, or the manufacture or use of such Xylanase Product in the Xylanase Products Field in such country, or (ii) the date that there are no remaining royalty payment obligations with respect to such Xylanase Product in such country pursuant to Section 5.1, the license granted to Licensee under Section 3.1 with respect to such Xylanase Product in such country shall become perpetual, non-exclusive, fully paid-up, royalty free license.

5.4 Fully Paid License to Verenium. On a country-by-country basis and Purchased Enzyme-by-Purchased Enzyme basis, upon the later to occur of (a) expiration of the last-to-expire of all Patent Rights within the Purchased IP that covers the composition of such Purchased Enzyme, or the manufacture or use of such Purchased Enzyme in the Verenium Field in such country, or (b) the date that there are no remaining royalty payment obligations with respect to such Purchased Enzyme in such country pursuant to Section 5.2, the licenses granted to Verenium under Section 2.1 with respect to such Purchased Enzyme in such country shall become perpetual, non-exclusive, fully paid-up, royalty free license.

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5.5 Payment to Designated Account. All payments due under this Agreement shall be payable in United States dollars. Each Party shall make all payments to the other Party by bank wire transfer in immediately available funds to an account designated in writing by the Party to whom such payment is due.

5.6 Conversion. All amounts payable under this Section will first be calculated in the currency of sale and then converted into United States dollars. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be the arithmetic averages of the ones quoted by the Eastern Edition of The Wall Street Journal at the close of business on the last business day of each calendar month of the applicable quarter. In the event that such publication no longer publishes such rates, another financial publication mutually agreed on by the Parties shall substitute the previous one or one shall be chosen by an investment banker/analyst mutually agreed on by the Parties.

5.7 Books and Records. Each Party agrees to keep (and cause its applicable Affiliates to keep) proper records and books of account in accordance with Accounting Standards, showing the Net Sales upon which the calculation of royalties are based, and all other information necessary for the accurate determination of payments to be made in accordance with this Agreement. Such records shall be maintained for at least three years after the date of the applicable payment to which such records relates.

5.8 Audit.

(a) Audit Procedures and Timing. Upon the written request of Licensee (with respect to sales of Purchased Enzymes by Verenium or its Affiliates, licensees or sublicensees) or Verenium (with respect to sales of Products by Licensee or its Affiliates, licensees or sublicensees) (as applicable, the “Requesting Party”), and not more than once in each calendar year, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Audited Party and reasonably acceptable to the Requesting Party to have access during normal business hours to such of the records of the Audited Party and its applicable Affiliates as may be reasonably necessary to verify the accuracy of the payments due and costs incurred under this Agreement, including the reports of Net Sales under this Agreement, for any period ending not more than three years prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the payments due and costs incurred, including any payment reports (as applicable), are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Requesting Party without the prior consent of the Audited Party unless disclosure is required by law, regulation or judicial order. The Audited Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

(b) Payments. The fees charged by such accounting firm shall be paid by the Requesting Party; provided, however, that if the audit uncovers an underpayment by the Audited Party that exceeds 5% of the total payment owed, then the fees of such accounting firm shall be paid by the Audited Party unless the reason for such underpayment was a miscalculation on the part of the Audited Party. Any underpayments or unpaid amounts discovered by such audit or otherwise will be paid promptly by the Audited Party within 30 days of the date the Audited

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Party delivers to the Requesting Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 5.10 unless the reason for such underpayment was a miscalculation on the part of the Audited Party. In the event of an overpayment by the Audited Party, the Audited Party shall be entitled to credit such overpayment against any subsequent payment due to the Requesting Party under this Agreement.

5.9 Taxes. A Party receiving payment under this Agreement shall pay any and all income or franchise taxes levied on account of royalties and other payments it receives hereunder. If laws or regulations require that taxes be withheld, the paying Party will deduct such taxes from the amount due to the Party to whom such payment is due, pay such taxes to the proper tax authority, and send evidence of the obligation together with proof of payment to the Party to whom such payment is due promptly after making such payment.

5.10 Late Payments. Payments not remitted or deposited by the due date shall bear interest to the extent permitted by applicable law at the then-current prime rate plus 2% established by CitiBank, as published in The Wall Street Journal, calculated on the number of days such payment is delinquent. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1 Filing, Prosecution, and Maintenance of Patent Rights.

(a) Verenium. Verenium (or its licensor with respect to any Patent Rights licensed to Verenium by a Third Party) shall be responsible, in its sole discretion and at its sole expense, for filing, prosecuting, maintaining, defending and enforcing any Patent Rights within the Verenium Licensed IP. Verenium will keep Licensee reasonably informed with regard to the filing, prosecution and maintenance of the Patent Rights within the Verenium Licensed IP. In addition, with regard to Patent Rights within the Verenium Licensed IP that are subject to any exclusive license granted to Licensee hereunder, Verenium will consult with Licensee as to material decisions of Verenium regarding the filing, prosecution and maintenance of such Patent Rights reasonably prior to any deadline or action. In the event that Verenium determines not to file for any Patent Rights within the Verenium Licensed IP that are subject to any exclusive license granted to Licensee hereunder or to abandon or cease prosecution or maintenance of any such Patent Rights, Verenium shall provide reasonable prior written notice to Licensee of such intention not to file or to abandon or cease prosecution or maintenance. In such case, subject to the rights of Verenium’s licensor with respect to any Patent Rights licensed to Verenium by a Third Party or its licensees under Patent Rights licensed by Verenium to a Third Party, Licensee may elect, upon written notice by Licensee to Verenium, to cause Verenium to file such Patent Rights or to continue prosecution and/or maintenance of such Patent Rights, at Licensee’s sole cost and expense and in accordance with Licensee’s instructions, and Verenium shall do so for as long as Licensee continues to pay the costs and expenses of filing for, prosecuting and/or maintaining such Patent Rights. Licensee shall reimburse Verenium for such costs and expenses incurred by Verenium within 30 days from the date of invoice for such costs and expenses by

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Verenium, and Licensee may credit the amount of such costs and expenses reimbursed by Licensee against royalties payable to Verenium under Article 5. In the event that Licensee desires to cease bearing the costs and expenses with respect to any such Patent Rights, Licensee shall provide prior written notice to Verenium of such intention. In such case, Verenium, at its sole discretion, may elect to continue preparing, filing, prosecuting and maintaining any such Patent Rights at its own expense.

(b) Licensee. Licensee (or its licensor with respect to any Patent Rights licensed to Licensee by a Third Party) shall be responsible, in its sole discretion and at its sole expense, for filing, prosecuting, maintaining, defending and enforcing any Patent Rights within the Purchased IP. Licensee will keep Verenium reasonably informed with regard to the filing, prosecution and maintenance of the Patent Rights within the Purchased IP. In addition, with regard to Patent Rights within the Purchased IP that are subject to any exclusive license granted to Verenium hereunder, Licensee will consult with Verenium as to material decisions of Licensee regarding the filing, prosecution and maintenance of such Patent Rights reasonably prior to any deadline or action. In the event that Licensee determines not to file for any Patent Rights within the Purchased IP that are subject to any exclusive license granted to Verenium hereunder or to abandon or cease prosecution or maintenance of any such Patent Rights, Licensee shall provide reasonable prior written notice to Verenium of such intention not to file or to abandon or cease prosecution or maintenance. In such case, subject to the rights of Licensee’s licensor with respect to any Patent Rights licensed to Licensee by a Third Party or its licensee sunder Patent Rights licensed by Licensee to a Third Party, Verenium may elect, upon written notice by Verenium to Licensee, to cause Licensee to file such Patent Rights or to continue prosecution and/or maintenance of such Patent Rights, at Verenium’s sole cost and expense and in accordance with Verenium’s instructions, and Licensee shall do so for as long as Verenium continues to pay the costs and expenses of filing for, prosecuting and/or maintaining such Patent Rights. Verenium shall reimburse Licensee for such costs and expenses incurred by Licensee within 30 days from the date of invoice for such costs and expenses by Licensee. In the event that Verenium desires to cease bearing the costs and expenses with respect to any such Patent Rights, Verenium shall provide prior written notice to Licensee of such intention. In such case, Licensee, at its sole discretion, may elect to continue preparing, filing, prosecuting and maintaining any such Patent Rights at its own expense.

6.2 Infringement by Third Parties.

(a) Notice. In the event that either Verenium or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Patent Rights that are subject to prosecution, maintenance or enforcement by the other Party under this Agreement, it will notify the other Party in writing. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Verenium Rights. Verenium (or its Third Party licensor with respect to any Patent Rights licensed to Verenium by such Third Party) shall have the sole right (but not the obligation), as between Verenium and Licensee, to bring and control any action or proceeding with respect to infringement of any Patent Rights within the Verenium Licensed IP, at its own expense and by counsel of its own choice. Verenium will notify Licensee of any such action brought by Verenium. During any time that Licensee holds an exclusive license under the Patent

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Rights within the Veretase Licensed IP in the Veretase Field—Exclusive, Licensee shall have the right, at its own expense, to be represented in any such action brought by Verenium with respect to infringement of any such Patent Rights in the Veretase Field—Exclusive by counsel of its own choice, and Verenium and its counsel will reasonably cooperate with Licensee and its counsel in strategizing, preparing and presenting any such action or proceeding.

(c) Licensee Rights. Licensee (or its Third Party licensor with respect to any Patent Rights licensed to Licensee by such Third Party) shall have the sole right (but not the obligation), as between Verenium and Licensee, to bring and control any action or proceeding with respect to infringement of any Patent Rights within the Purchased IP, at its own expense and by counsel of its own choice. Licensee will notify Verenium of any such action brought by Licensee. During any time that Verenium holds an exclusive license under the Patent Rights within the Purchased IP in the Verenium Field, Verenium shall have the right, at its own expense, to be represented in any such action brought by Licensee with respect to infringement of any such Patent Rights in the Verenium Field by counsel of its own choice, and Licensee and its counsel will reasonably cooperate with Verenium and its counsel in strategizing, preparing and presenting any such action or proceeding.

(d) Cooperation; Awards. In the event a Party brings an infringement action in accordance with this Section 6.2, the other Party shall cooperate fully as appropriate. Any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining recovery or damages shall be retained by the Party that brought or controlled the action or proceeding and, to the extent such recovery or damages relates to Products (including, without limitation, lost sales or lost profits with respect to Products) shall be deemed Net Sales and subject to the payment of royalties in accordance with Article 5.

6.3 Infringement of Third Party Rights. Verenium and Licensee shall promptly notify the other in writing of any allegation by a Third Party that the exercise of the rights granted to the other Party hereunder infringes or may infringe the Intellectual Property of such Third Party. Licensee shall have the sole right to control any defense of any such claim involving alleged infringement of a Third Party’s Intellectual Property by Licensee’s or its Affiliate’s, licensee’s or sublicensee’s activities (other than any activities by Verenium or its licensees or sublicensees) at Licensee’s own expense and by counsel of its own choice, and Verenium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Verenium shall have the sole right to control any defense of any such claim involving alleged infringement of a Third Party’s Intellectual Property by Verenium’s or its Affiliate’s, licensee’s or sublicensee’s activities (other than any activities by Licensee or its licensees or sublicensees) at Verenium’s own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes the rights of the other Party under this Agreement without the prior written consent of such other Party.

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ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality Obligations. The Receiving Party agrees that, subject to disclosures permitted or contemplated by this Agreement, it shall:

(a) Maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are obligated to maintain the confidential nature of such Confidential Information subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations of the Parties hereunder and who need to know such Confidential Information for the purposes set forth in this Agreement;

(b) Use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement or any other written agreement between the Parties; and

(c) Allow its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations of the Parties hereunder to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

Each Party shall be responsible for any breaches of this Section 7.1 by any of its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees.

7.2 Exceptions. The obligations of the Receiving Party under Section 7.1 above shall not apply to any specific Confidential Information to the extent that the Receiving Party can demonstrate by competent proof that such Confidential Information:

(a) Was generally known to the public or otherwise part of the public domain prior to the time of its disclosure under this Agreement;

(b) Entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party’s or its Affiliates’, contractors, consultants, agents, advisors, directors, officers or employees;

(c) Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(d) Is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

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(e) Is developed by the Receiving Party without use of any Confidential Information of the Disclosing Party.

7.3 Permitted Disclosure. Each Party shall be permitted to disclose Confidential Information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission or the United States Environmental Protection Agency) or the rules of any stock exchange upon which a Party’s securities are listed, or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. In addition, each Party may disclose the terms of this Agreement to lenders, investment bankers, financial institutions or other Third Parties (including licensees or sublicensees) solely for purposes of due diligence investigations or financing the business operations of such Party or granting licenses or sublicenses as contemplated by this Agreement, either (a) upon the written consent of the other Party or (b) if the disclosing Party obtains a signed confidentiality agreement with such Third Party with respect to such information, upon terms consistent with those set forth in this Article 7.

7.4 Public Announcements. Except for the information disclosed in any press release made in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, neither Party shall use the name of the other Party or reveal the existence of or terms of this Agreement in any publicity or advertising without the prior written approval of the other Party, except that (a) either Party may use the text of a written statement approved in advance by both Parties without further approval, and (b) either Party shall have the right to identify the other Party and to disclose the terms of this Agreement as provided in Section 7.3 or as required by the rules of the Securities and Exchange Commission or any similar regulatory authority in any jurisdiction outside the United States. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the Securities and Exchange Commission or any similar regulatory authority in any jurisdiction outside the United States, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party shall ultimately retain control over what information to disclose to Securities and Exchange Commission or any similar regulatory authority in any jurisdiction outside the United States.

7.5 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary relief would not may be a sufficient remedy for any breach of this Article 7. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 7.

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ARTICLE 8

REPRESENTATIONS; WARRANTIES; COVENANT; DISCLAIMERS

8.1 Organization; Good Standing. Each Party hereby represents to the other Party on the Effective Date that it:

(a) is a corporation duly organized, validly existing,

(b) is in good standing under the laws of the jurisdiction of its incorporation,

(c) is qualified to do business and in good standing in each jurisdiction in which the performance of its obligations hereunder requires such qualification, and

(d) has all requisite power and authority, corporate or otherwise, and the legal right to conduct its business as now being conducted, to execute, deliver and perform its obligations under this Agreement.

8.2 Binding Obligation; Due Authorization; No Conflict; Verenium Representation. Each Party hereby represents to the other Party on the Effective Date that this Agreement is a legal and valid obligation binding upon its execution and enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions and do not and will not (a) conflict with, or constitute a material breach or violation of, any agreement, instrument, understanding, oral or written, to which it is a party or by which it may be bound, and any judgment of any court or governmental body applicable to such a Party, or (b) violate any law, decree, order, rule or regulation of any court, governmental body or administrative or other agency having authority over it. Verenium represents to Licensee on the Effective Date that no Third Party has brought or threatened in writing to bring any action or proceeding against Verenium alleging that the sale of any of the Purchased Products or Licensed Products that are marketed and sold by Verenium as of the Effective Date infringe any issued patent owned by such Third Party.

8.3 Covenant. The Parties agree to use reasonable efforts to (a) obtain consent from the licensor under the applicable Verenium Expression Technology Agreement as needed to permit Verenium to sublicense the Intellectual Property licensed under such the Verenium Expression Technology Agreements to Licensee for use in the manufacture of the Purchased Products, Purchased Enzymes and/or Licensed Products, as applicable, or (b) facilitate License obtaining a license directly from the licensor under the applicable Verenium Expression Technology Agreement for such purpose.

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8.4 Disclaimers. Each Party hereby acknowledges that the data and any materials provided or licensed hereunder are of an experimental nature, provided without warranties, and neither Party shall accept any liability in connection with their use, storage and disposal by the other Party. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT NO WARRANTY IS MADE REGARDING THE UTILITY OF ANY INFORMATION, MATERIALS OR TECHNOLOGY LICENSED HEREUNDER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE VALIDITY OR SCOPE OF PATENTS AND PATENT CLAIMS, ISSUED AND PENDING, PROTECTING ITS TECHNOLOGY OR THAT ANY TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS OR PROPRIETARY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS.

ARTICLE 9

INDEMNIFICATION

9.1 By Licensee. Licensee shall indemnify, defend, and hold harmless Verenium and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns, against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any such indemnified party as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) arising from or relating to […***…] any material breach of any representations, warranties or covenants by Licensee under this Agreement; except to the extent such Losses are directly attributable to the negligence or willful misconduct of a party seeking indemnification under this Section 9.1.

9.2 By Verenium. Verenium shall indemnify, defend, and hold harmless Licensee and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns, against any and all Losses incurred by any such indemnified party as a result of any Third Party Claims arising from or relating to […***…] any material breach of any representations, warranties or covenants by Verenium under this Agreement; except to the extent such Losses are directly attributable to the negligence or willful misconduct of a party seeking indemnification under this Section 9.2.

9.3 Procedures. Any party that intends to claim indemnification under Section 9.1 or 9.2, as the case may be (an “Indemnitee”), shall promptly notify either Verenium or Licensee, as applicable (the “Indemnitor”), of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel at its own expense. Section 9.1 or 9.2, as the case may be, shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor. Without prejudice to the provision contained in

***Confidential Treatment Requested

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the previous sentence, the failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not relieve the Indemnitor of any liability to the Indemnitee under Section 9.1 or 9.2, as the case may be, except to the extent the Indemnitor has been prejudiced by such failure to give notice. Each Party and its Affiliates and their employees and agents shall cooperate fully with the other Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9.

9.4 Insurance. Each Party agrees to maintain a liability insurance program which is consistent with sound business practice and reasonable in light of its obligations under this Agreement.

ARTICLE 10

TERM; TERMINATION

10.1 Term. The term of is Agreement shall commence as of the Effective Date and, unless earlier terminated as provided herein, shall continue in effect until the later to occur of (i) expiration of the last-to-expire of all Patent Rights within the Verenium Licensed IP and the Purchased IP, or (ii) the date that there are no remaining royalty payment obligations in any country pursuant to Sections 5.1 and 5.2 (the “Term”).

10.2 Mutual Consent. This Agreement may be terminated or extended at any time by mutual written agreement of the Parties.

10.3 Material Breach.

(a) Notice of Breach. In the event of any breach or default of any material representation, warranty or obligation under this Agreement by a Party, the non-breaching Party shall give the breaching Party written notice thereof, which notice must state the nature of the breach or default in reasonable detail and request that the breaching Party cure such breach or default.

(b) Termination for Breach. Except for disputes as to payment (which disputes are dealt with under Section 10.3(c)), the non-breaching Party may, in addition to any other remedies which may be available to such non-breaching Party at law or equity, terminate this Agreement in the event of a material breach or default that has not been cured within 60 days after receipt of notice of such breach or default.

(c) Breach of Payment Obligations. In the event that a Party fails to make timely payment of any amounts that are not the subject of a good faith dispute regarding payment and that are due under this Agreement within 30 days after demand therefor, the other Party may terminate this Agreement upon 30 days prior written notice, unless such Party cures such breach by paying all past-due amounts that are not the subject of a good-faith dispute between the Parties within such 30-day notice period.

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10.4 Termination for Patent Challenges. Licensee shall have the right to terminate this Agreement immediately upon written notice to Verenium if Verenium or any of its Affiliates directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent Rights within the Purchased IP. Verenium shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee or any of its Affiliates directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent Rights within the Verenium Licensed IP.

10.5 Bankruptcy.

(a) Termination. A Party may terminate this Agreement if, during the Term, the other Party shall file in court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 90 days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

(b) Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provisions under any bankruptcy, insolvency, reorganization or other similar act or law applicable to a Party, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provisions under any bankruptcy, insolvency, reorganization or other similar act or law applicable to a Party. The Parties agree that each Party that is a licensee of such rights under this Agreement shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code or comparable provisions under any bankruptcy, insolvency, reorganization or other similar act or law applicable to a Party. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or comparable provisions under any bankruptcy, insolvency, reorganization or other similar act or law applicable to a Party, the Party hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be, within 10 days of the commencement of such proceeding, delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding (or a trustee on behalf of the subject Party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

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10.6 Disposition of Confidential Information. In the event of termination or expiration of this Agreement, except to the extent that a Party retains a license from the other Party under this Agreement following such termination or expiration, the Parties shall return or destroy all Confidential Information of the other Party within 30 days after such termination or expiration, provided, however, that each Party may retain one copy of such Confidential Information for record keeping purposes subject to a continuing obligation of confidentiality under Article 7.

10.7 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except as provided in this Section 10.7. Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination or expiration. The provisions of Articles 1, 2, 7, 9, 11 and 12 and Sections 4.3, 4.4, 4.5, 4.6, 5.5, 5.6, 8.4, 10.6 and 10.7 shall survive the expiration or termination of this Agreement. In addition, (a) any license granted under Section 3.1 or 3.3 that became perpetual and irrevocable pursuant to Section 5.3 prior to expiration or termination of this Agreement (together with the terms of Article 3 applicable to such license) shall survive such expiration or termination. Termination of this Agreement shall not limit any rights and remedies of the Parties, and (b) any licenses granted under Section 2.1 that became perpetual and irrevocable pursuant to Section 5.4 prior to expiration or termination of this Agreement (together with the terms of Article 2 applicable to such license) shall survive such expiration or termination. Termination of this Agreement shall not limit any rights and remedies of the Parties. If this Agreement is terminated by Verenium pursuant to Section 10.3, 10.4 or 10.5, any sublicensee of rights under the licenses granted pursuant to Section 3.1 or 3.3 shall, from the effective date of such termination, automatically become a direct licensee of Verenium with respect to the rights licensed under Section 3.1 or 3.3 and sublicensed to such sublicensee by Licensee; provided that such sublicensee is not in breach of its sublicense and such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable to the rights sublicensed to it by Licensee. If this Agreement is terminated by Licensee pursuant to Section 10.3, 10.4 or 10.5, any sublicensee of rights under the licenses granted pursuant to Section 2.1 shall, from the effective date of such termination, automatically become a direct licensee of Licensee with respect to the rights licensed under Section 2.1 and sublicensed to such sublicensee by Verenium; provided that such sublicensee is not in breach of its sublicense and such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable to the rights sublicensed to it by Verenium.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. If any dispute arising out of or relating to this Agreement remains unresolved for 30 days after one Party has delivered written notice describing such dispute to the other Party, either Party may refer such dispute to the Chief Executive Officer of Licensee and the Chief Executive Officer of Verenium, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall, be resolved in accordance with Section 11.2.

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11.2 Jurisdiction. To the fullest extent permitted by applicable law, each Party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York and not in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the courts of the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.4 or any other manner as may be permitted by law shall be valid and sufficient service thereof and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

11.3 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN.

ARTICLE 12

MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

12.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as otherwise provided in this Agreement with respect to Indemnitees under Article 9.

12.3 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of the licenses granted by and/or granted to the assigning Party under this Agreement, whether by merger, acquisition or otherwise, provided that Intellectual Property that is owned or held by the acquiring entity (if other than one of the Parties to this Agreement) shall not be included in the Intellectual Property subject to this Agreement. Upon assignment, the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said purchaser or successor in interest. Any assignment of this Agreement in contravention of this Section 12.3 shall be null and void.

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12.4 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, overnight courier or confirmed facsimile or electronic mail (email) transmission to the following addresses or facsimile numbers:

If to Licensee:	If to Verenium:

DSM Food Specialties B.V.	Verenium Corporation
Alexander Fleminglaan 1 2613 AX Delft Netherlands	4955 Directors Place San Diego, California 92121 United States of America
Attention: Business Group Director	Attention: Chief Executive Officer
Tel: Fax: +31152792796	Tel: (858) 431-8504 Fax: (858) 876-9496
E-mail: Hans-christian.ambjerg@dsm.com	E-mail: james.levine@verenium.com

with a copy to:	with a copy to:

DSM NA	Verenium Corporation
45 Waterview Blvd.	4955 Directors Place
Parsippany NJ 07054 United States of America	San Diego, California 92121 United States of America
Attention: President & General Counsel	Attention: General Counsel
Tel: (973) -	Tel: (858) 431-8508
Fax: (973) 257-8208	Fax: (858) 876-9496
E-mail: hugh.welsh@dsm.com	E-mail: alexander.fitzpatrick@verenium.com

Either Party may change its designated address, facsimile number, or e-mail address by notice to the other Party in the manner provided in this Section 12.4.

12.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

12.6 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

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12.7 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

12.8 Relationship of Parties. It is expressly agreed that Verenium and Licensee shall be independent contractors and that nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.9 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, and understandings of the Parties with respect to the subject matter hereof, including the NDA. If, after the Effective Date, the Parties become aware that any schedule attached to this Agreement is not complete or correct, the Parties will work together to correct such schedule as appropriate. No Party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

12.10 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

12.11 Counterparts. This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto. Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

12.12 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Verenium and Licensee agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, products or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations.

12.13 Language. The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, have been and shall be in the English language only.

12.14 No Implied Licenses. No right or license under any Intellectual Property of Verenium or Licensee is granted or shall be granted by implication, but shall be granted only as expressly provided in the terms of this Agreement.

30.

12.15 Limitation of Liability for Indirect Damages. EXCEPT FOR AMOUNTS PAYABLE UNDER ARTICLE 5 OR FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR MULTIPLE DAMAGES, OR FOR LOST PROFITS, LOST DATA OR LOSS OF USE DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 9.

12.16 Interpretation. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

(signature page follows)

31.

IN WITNESS WHEREOF, the Parties have executed this LICENSE AGREEMENT as of the Effective Date set forth above.

VERENIUM CORPORATION:	DSM FOOD SPECIALTIES B.V.

By:	By:
Name: James Levine	Name: Hans Christian Ambjerg
Title: CEO	Title: Director

By:
Name: Hugh Welsh
Title: President DSM NA

SIGNATURE PAGE TO LICENSE AGREEMENT

Exhibit D

EXECUTION COPY

SUPPLY AND PURCHASE AGREEMENT

This SUPPLY AND PURCHASE AGREEMENT is made this […] day of March, 2012, by and between

VERENIUM CORPORATION.
4955 Directors Place
San Diego, California 92121

- hereinafter “VERENIUM” -

and	DSM FOOD SPECIALTIES B.V.
Alexander Fleminglaan 1
2613 AX Delft
The Netherlands

- hereinafter “DSM” -

Preamble

VERENIUM produces certain enzyme preparations as indicated on Appendix 1 (hereinafter the “CONTRACT PRODUCTS”) and is interested in supplying the CONTRACT PRODUCTS to DSM according to this agreement (hereinafter the “Agreement”).

DSM is interested in purchasing the CONTRACT PRODUCTS from VERENIUM according to this Agreement.

For this purpose the parties agree as follows:

§ 1

Object of the Agreement

1.1	During the term of this Agreement DSM shall purchase and acquire from VERENIUM on a non-exclusive basis and VERENIUM shall sell and deliver to DSM the CONTRACT PRODUCTS in accordance with the provisions of this Agreement.

1.2	DSM will purchase CONTRACT PRODUCTS from VERENIUM, and VERENIUM undertakes to produce and deliver to DSM CONTRACT PRODUCTS as provided in this Article 1.2.

a. DSM will purchase or pay for the following minimum annual quantities (the “Minimum Annual Quantities”) of Purifine PLC, and VERENIUM undertakes to produce and deliver Purifine PLC as ordered by DSM in accordance with Article 2 up to such Minimum Annual Quantities:

(i) in 2012, a minimum of […***…] of Purifine PLC; and

(ii) in any calendar year of this Agreement after 2012, […***…] of Purifine PLC (such amount to be pro rated as appropriate in the calendar year in which this Agreement is terminated), as may be changed in accordance with Article 1.2.e.

b. The maximum annual quantities (the “Maximum Annual Quantities”) of Purifine PLC that DSM may order and purchase and VERENIUM undertakes to produce and deliver of Purifine PLC as ordered by DSM in accordance with Article 2 is:

(i) in 2012, a maximum of […***…] of Purifine PLC; and

(ii) in any calendar year of this Agreement after 2012, […***…] of Purifine PLC (such amount to be pro rated as appropriate in the calendar year in which this Agreement is terminated), as may be changed in accordance with Article 1.2.e.

c. DSM will purchase or pay for Minimum Annual Quantities of […***…] of Veretase in 2012, and VERENIUM undertakes to produce and deliver Veretase as ordered by DSM in accordance with Article 2 up to a maximum Annual Quantity of […***…] of Veretase in 2012.

d. Minimum Annual Quantities for Veretase for any calendar year of this Agreement after 2012, Maximum Annual Quantities for Veretase for any calendar year of this Agreement, and Minimum Annual Quantities and Maximum Annual Quantities for Xylathin for any calendar year of this Agreement shall be subject to written agreement of the parties.

e. DSM may, upon […***…] prior written notice to VERENIUM, decrease the Minimum Annual Quantities for any calendar year beginning after the date that is […***…] from the date of such written notice, and in such case the Maximum Annual Quantities for any such calendar year shall be proportionately decreased. In addition, the parties may agree in writing to increase or decrease the Minimum Annual Quantities and/or Maximum Annual Quantities for any calendar year of this Agreement other than 2012, in which case the Minimum Annual Quantities and/or Maximum Annual Quantities for such calendar year shall be proportionately increased or decreased, as applicable. If, at any time during the term of this Agreement, for any calendar year there is manufacturing capacity that is beyond the capacity needed to supply the Maximum Annual Quantities for that relevant calendar year and will not be used for other purposes, VERENIUM will notify DSM in writing. DSM and VERENIUM may agree in

***Confidential Treatment Requested

writing to increase the Minimum Annual Quantities and Maximum Annual Quantities as appropriate to reserve such manufacturing capacity for that relevant calendar year; provided that, if the parties do not so agree within […***…] of such notice from VERENIUM, VERENIUM may, in its discretion, agree to give up such manufacturing capacity for that relevant calendar year.

1.3	The appendices are part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement. In the event of any ambiguity or discrepancy between the provisions of the body of this Agreement and the annexes, the provisions contained in the body of this Agreement shall prevail. Parties may update the appendices from time to time with mutual written agreement. The persons as mentioned in Appendix 6 or any of their successors are entitled to agree upon adjustments of the appendices.

§ 2

Order / Supply

2.1

Before or on 25 February, 25 May, 25 August and 25 November of each calendar year, DSM shall submit to VERENIUM a rolling forecast of its requirements of CONTRACT PRODUCTS for the following four (4) calendar quarters. The rolling forecast for all CONTRACT PRODUCTS shall be a good faith estimate by DSM, except that the volume of the first calendar quarter of such forecast shall be binding on DSM.

2.2	DSM shall submit firm purchase orders to VERENIUM for the quantities of CONTRACT PRODUCTS at least fifteen (15) working days before the required delivery date (the delivery date is the date that CONTRACT PRODUCTS are handed over to the carrier at VERENIUM’s designated manufacturing facility).

2.3	VERENIUM shall endeavor to deliver any purchase orders submitted by DSM in accordance with the forecast as mentioned in Article 2.1 above up to the Maximum Annual Quantities for the applicable calendar year. Increasing the volumes for the first quarter of the rolling forecast more than 50% compared to the previous forecast shall be subject to VERENIUM written approval; however, VERENIUM shall use commercially reasonable efforts to accommodate DSM’s revised requirements up to the Maximum Annual Quantities.

2.4	Notwithstanding anything to the contrary in this Article, said purchase orders shall be subject to the obligation of DSM to take or pay for the binding portion of the most recent forecast and for the Minimum Annual Quantities and the obligation of VERENIUM to produce and deliver quantities ordered by DSM up to the Maximum Annual Quantities.

2.5	If DSM at any due date stipulated in Article 2.1 above has not provided VERENIUM with the rolling forecast, the most recent rolling forecast for the following four (4) calendar quarters remains applicable.

2.7	VERENIUM shall deliver the CONTRACT PRODUCTS CIP (ICC Incoterms 2010) to the address indicated in DSM’s firm purchase orders, unless otherwise agreed upon in writing between the Parties. The CONTRACT PRODUCTS shall be packed in 1MT totes.

***Confidential Treatment Requested

§ 3

Purchase Price / Terms of Payment

3.1	DSM shall pay the following purchase price for the CONTRACT PRODUCTS to VERENIUM: the initial purchase price for CONTRACT PRODUCTS is the COST PLUS (as defined in Appendix 1) as of the date of this Agreement, as indicated in Appendix 1; and the purchase price for CONTRACT PRODUCTS shall be updated each quarter, beginning with the first day of the first quarter after the date this Agreement is entered into, to equal COST PLUS. The purchase prices of the CONTRACT PRODUCTS are exclusive of VAT. VERENIUM will prepay freight and insurance costs to the address indicated in DSM’s firm purchase orders, and such costs will be added to the invoice for payment by DSM. DSM will pay any and all taxes (other than taxes based upon VERENIUM’s income), duties, assessments and other charges and expenses imposed by any government authority in connection with the delivery and sale of CONTRACT PRODUCTS to DSM.

3.2	At the request of one of the parties, the parties shall in good faith re-negotiate the prices of the CONTRACT PRODUCTS in the event and to the extent relevant circumstances have substantially changed the cost structure.

3.3	VERENIUM shall send an invoice for the purchase price of CONTRACT PRODUCTS in accordance with Article 3.4, upon delivery of the CONTRACT PRODUCTS. On a quarterly basis, VERENIUM shall also send an invoice for the purchase price of CONTRACT PRODUCTS in accordance with Article 3.4 for the amount, if any, by which quantities reflected in the binding portion of the most recent forecast exceeded the CONTRACT PRODUCTS ordered by DSM for that quarter. In addition, if DSM has not ordered and/or paid for at least the Minimum Annual Quantities for a given calendar year, VERENIUM shall send an invoice for an amount equal to (a) the purchase price at year end excluding raw material costs, multiplied by (b) the difference between (i) the Minimum Annual Quantities for such year minus (b) the quantity of CONTRACT PRODUCTS ordered in such calendar year.

DSM shall make payment of each invoice within thirty (30) days of the date of such invoice. In the event that any payment or portion thereof due hereunder is not made when due, the unpaid balance of such payment shall bear interest at the rate of eight percent (8%) per annum, or the maximum rate permitted by law if lower, compounded annually. The payment by DSM of interest on any overdue payments shall not preclude VERENIUM from exercising any of its other rights and remedies.

3.4	Invoices shall at least contain the following information (provided that an invoice relating to payment for Minimum Annual Quantities shall not require information pertaining to the first three items):

• Number of DSM purchase order;

• Name of the CONTRACT PRODUCT(S) concerned;

• Quantity delivered;

• Invoice price per unit excluding VAT;

• Total amount invoiced in- and excluding VAT;

• VERENIUM reference number;

• Name and full address VERENIUM;

• VAT number VERENIUM;

• Bank details VERENIUM;

• Contact person DSM;

• Date of the invoice.

3.5	Invoices shall be sent to the address as indicated in writing by DSM. At the effective date the address is stated in Appendix 7.

§ 4

Transfer of Risks

4.1	The title to the CONTRACT PRODUCTS and the risk of accidental loss or deterioration of the CONTRACTS PRODUCTS shall pass to DSM upon delivery of the CONTRACT PRODUCTS according to the agreed Incoterms (INCOTERMS 2010) (i.e. when CONTRACT PRODUCTS are handed over to the carrier at VERENIUM’s designated manufacturing facility).

4.2	DSM acknowledges that it holds the full responsibility for the specific use of the CONTRACT PRODUCTS, including but not limited to working environment, public authority requirements, relevant laws and regulations.

§ 5

Regulatory Requirements

5.1	VERENIUM shall ensure that the CONTRACT PRODUCTS to the best of its knowledge during the term of this Agreement shall comply with the regulatory requirements of food and beverage enzymes set by the applicable international and national regulatory authorities as listed per CONTRACT PRODUCT in Appendix 3 hereof. VERENIUM shall have a reasonable lead-time to comply with such requirements in case of any regulatory changes.

§ 6

Liability for Quality and Defects

6.1	VERENIUM represents and warrants that the CONTRACT PRODUCTS:

(i)	At delivery and during the shelf life stated in the Specifications (as defined below) conform to the applicable Specifications, provided the CONTRACT PRODUCTS have been handled and stored as recommended in the Specifications. “Specifications” means the specifications for each CONTRACT PRODUCT as attached to the Agreement in Appendix 2.

(ii)	At delivery have the shelf life stated in the applicable Specifications, meaning they have a remaining shelf life as stated in the Specifications.

(iii)	At delivery conform with the certificate of analysis and material safety data sheet as well as the Kosher and Halal statement, the GMO/non-GMO identity statement, the allergen statement, non-radio sterilization statement and the country of origin statement applicable at the time of delivery (as inserted in Appendix 2 or any update hereof agreed upon in writing, subject to the paragraph below).

(iv)	At delivery comply with the applicable technical safety and regulatory requirements as described in art. 5.1 herein (subject to the paragraph below).

(v)	Comply with the applicable safety, environment and health provisions as applicable in the country of production and in the European Union (subject to the paragraph below).

(vi)	Comply with US legislation and the related labeling and transport packaging requirements (subject to the paragraph below).

(vii)	Are free of any third party liens or encumbrances.

(viii)	Are produced in a site which has been certified for Food Safety according to one of the standards supported by the Global Food Safety Initiative (GFSI) or similar (e.g., FDA food cGMP requirements, etc.).

To the extent VERENIUM is not able to provide DSM with the statements and/or documents as listed in point (iii), (iv), (v) and (vi), VERENIUM and DSM will discuss a time schedule for swift implementation of these requirements.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE VALIDITY OR SCOPE OF PATENTS AND PATENT CLAIMS, ISSUED AND PENDING, PROTECTING ITS TECHNOLOGY OR THAT ANY TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS OR PROPRIETARY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS.

DSM understands that the CONTRACT PRODUCTS are supplied with Specifications, product labels, materials safety data sheets, and/or label licenses and may be used only in accordance with such documentation. The parties confirm that DSM’s rights to sell CONTRACT PRODUCTS are defined by the Asset Purchase Agreement and License Agreement, dated as of even date herewith, between the parties.

6.2	DSM shall perform a visual inspection of the CONTRACT PRODUCTS promptly following receipt of the applicable shipment (but in no event later than fifteen (15) working days after the arrival of such shipment) to determine conformity to Specifications to the extent visually determinable . Any non-conformity to the Specifications found during the visual inspection shall be notified in writing by DSM to VERENIUM, setting forth the details of such nonconformity and provide a sample of the nonconforming CONTRACT PRODUCT to VERENIUM for verification within five (5) business days after visually examining such shipment. CONTRACT PRODUCTS will be deemed accepted unless notification of nonconformity to Specifications is sent to VERENIUM within a period of forty-five (45) working days from receipt of the CONTRACT PRODUCTS, or, in case of a nonconformity to Specifications that could not be discovered upon reasonable visual examination, within a period of forty-five (45) working days from the time DSM discovers or should have discovered the relevant nonconformity, but in any event within twelve (12) months from delivery of the CONTRACT PRODUCTS.

6.3	If VERENIUM confirms the nonconformity to Specifications, VERENIUM shall replace, at its expense, such nonconforming CONTRACT PRODUCT within thirty (30) working days after VERENIUM receives the above mentioned written notice from DSM. Replacement costs shall include packaging, freight costs and/or disposal of non-usable quantities of CONTRACT PRODUCTS. DSM’s sole and exclusive remedy for nonconformity to Specifications shall be the replacement of the nonconforming CONTRACT PRODUCTS with conforming CONTRACT PRODUCTS. For the avoidance of doubt VERENIUM’s liability is limited as set forth in Article 9.3 of this Agreement.

§ 7

Product Liability

7.1	In the event that one of the parties is liable for product liability with respect to CONTRACT PRODUCTS under the applicable mandatory product liability legislation, it shall indemnify the other party from any claims for damages of third parties—directly attributable to the indemnifying party—raised against such party, including reasonable attorney’s fees and costs in the defense against such claims. For the avoidance of doubt, the rights and obligations as set forth in this article are limited in accordance with Article 9.3 of this Agreement.

§ 8

Intellectual Property Rights

8.1	DSM shall sell the CONTRACT PRODUCTS under its own trademark and shall be solely responsible for any claims made by third parties with regards to such trademark. DSM shall sell the CONTRACT PRODUCTS in accordance with the field limitations set forth in the License Agreement between DSM and VERENIUM, dated as of the date of this Agreement (the “License Agreement”).

8.2	VERENIUM warrants that, to the best of its knowledge, the manufacture and sale of the CONTRACT PRODUCTS for the use defined in the label license accompanying such CONTRACT PRODUCTS does not infringe any issued patent rights of third parties.

§ 9

Limitation of Liability

9.1	As a condition of the indemnification rights of either party hereto provided for in this Agreement, the party seeking indemnification shall promptly notify the indemnifying party in writing of any claim or suit giving rise to any indemnification rights.

9.2	For the above indemnification to apply the indemnifying party shall be given the option of controlling the defense of the claim or suit and the party seeking indemnification shall offer reasonable cooperation in the defense of said claim or suit and the party seeking indemnification may not compromise or settle such claim without the written consent of the indemnifying party.

9.3	All and any liability (including any indemnification obligation) as stipulated in this Agreement of either of the parties hereto, shall be limited in accordance with this Article 9.3. The parties hereby agree that in no event shall any party hereto be liable for any incidental, special or consequential damages, loss of profit, or any other indirect damages, unless such damages are attributable to the gross negligence or willful misconduct of such party.

§ 10

Sustainability, SHE and Security

10.1	The Triple P (People, Planet, Profit) values, as determined in the DSM Code of Conduct, are essential to DSM in creating sustainable value. The Code of Conduct is attached as Appendix 5. By signing this Agreement VERENIUM agrees to comply with this Code of Conduct with regard to VERENIUM’s activities under this Agreement, except that VERENIUM is not obligated to comply with the Good Corporate Citizenship provisions but shall consider in good faith ways to comply with such provisions to the extent feasible.

10.2	VERENIUM complies with and acts in accordance with all applicable safety, health and environmental instructions, avoid pollution of the soil and the groundwater, limit air and noise pollution on any site at which VERENIUM conducts activities pursuant to this Agreement, comply with site and site access regulations as well as DSM (network) security regulations. VERENIUM must arrange for proper and safe transport and equipment, as well as skilled and qualified staff, able to speak the local languages and/or English, to work in a safe, healthy and environmentally responsible manner. VERENIUM shall report any irregularity with respect to safety, health and environment and security. In case of an incident, VERENIUM shall, under supervision of DSM, immediately take all measures to clean up, isolate or prevent pollution resulting from such incident.

§ 11

Contract Product Change

11.1	VERENIUM shall inform DSM of any planned changes with regards to the Specifications of any of the CONTRACT PRODUCTS at least six (6) months) in advance of such planned changes unless otherwise agreed in writing or unless lesser notice is necessary due to any changes in laws, rules or regulations applicable to the CONTRACT PRODUCTS and their manufacture. VERENIUM shall also notify DSM a reasonable period in advance of changes related to the production process of the CONTRACT PRODUCTS, which in the reasonable opinion or knowledge of VERENIUM will affect the processing of the CONTRACT PRODUCTS.

11.2	DSM shall be given representative samples of such changed CONTRACT PRODUCT as described in Article 11.1 of this Agreement for DSM’s evaluation, at DSM’s request. DSM shall inform VERENIUM of the outcome of DSM’s evaluation in writing no later than 6 (six) months after the receipt of samples of the modified CONTRACT PRODUCTS and inform VERENIUM of its approval or refusal of the modified CONTRACT PRODUCTS which approval shall not be unreasonably withheld. In case DSM cannot accept the modified CONTRACT PRODUCT then VERENIUM shall in good faith negotiate a workable solution and shall in any event at the request of DSM produce and retain such volume of stock of the unmodified CONTRACT PRODUCT concerned corresponding with the volume as forecasted for the three (3) months period following DSM’s refusal of the modified CONTRACT PRODUCT for those CONTRACT PRODUCTS listed in Appendix 1, as indicated in the latest applicable forecast. DSM shall in any event be entitled to terminate this Agreement with regard to the CONTRACT PRODUCT Purifine with immediate effect as from the moment VERENIUM notifies DSM of a change to the CONTRACT PRODUCT Purifine that is – in all reasonableness—not acceptable to DSM.

§ 12

Term of Agreement

12.1	This Agreement shall be effective as from 1 April 2012 until terminated as provided in this Article 12 or Article 13.

12.2	DSM shall have the right to terminate this Agreement without cause by providing Verenium with […***…] prior written notice. If requested by DSM, VERENIUM undertakes to perform reasonable efforts to shorten this period in any way possible.

12.3	A party shall have the right to terminate this Agreement at any time if the other party is in breach of any material representation, warranty or obligation in the Agreement and such breach is not cured within sixty (60) days of notice of any such breach other than a payment breach or thirty (30) days of notice of any payment breach.

12.4	Both parties hereto shall be entitled to terminate this Agreement forthwith by written notice in the event the other party shall file a petition in bankruptcy; shall be adjudicated bankrupt; shall take advantage of the insolvency law of any state or country; shall make an assignment for the benefit of creditors; or shall have a receiver, trustee or other court officer appointed for its property.

§ 13

Force Majeure

13.1	Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from events or circumstances beyond the reasonable control of the parties, including, without limitation, general labor conflicts beyond the reasonable control of the parties, fire, earthquake, flood, inundation, acts of God, war, terrorism, riot, sabotage, general breakdown of public utilities, law, statute, legislative measures, acts of governments or other administrative measures, such as changes in regulation or legislation during the period and to the extent the performance is affected by such event.

***Confidential Treatment Requested

13.2	The party affected by such force majeure shall immediately inform the other party thereof and notify the expected duration and scope of the respective event of force majeure. The parties shall in good faith mutually agree upon the further proceedings. The party affected by the force majeure shall use all reasonable endeavors to minimize the effects of the event of force majeure in order to continue with the performance of supply and receipt of the products as agreed.

13.3	Notwithstanding the aforementioned, if a party is prevented from performing its obligations under this Agreement for a period of more than ninety (90) days due to an event of force majeure, the other party shall be entitled to terminate the Agreement forthwith by written notice.

§ 14

Confidentiality

14.1	The parties shall maintain confidential information, which is exchanged in connection with or due to the performance of this Agreement as strictly confidential. The obligation of confidentiality shall not apply if and to the extent:

(a)	the parties are obliged to disclosure of the confidential information for legal reasons;

(b)	the confidential information is or becomes generally available to the public other than as a result of a disclosure by the receiving party;

(c)	the confidential information is or becomes available to the receiving party on a non-confidential basis from a source, other than the disclosing party, who is not prohibited from disclosing such information to the receiving party;

(d)	the confidential information is known to the receiving party prior to the disclosure by the disclosing party.

14.2	Each party shall be permitted to disclose confidential information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations, or to comply with a court or administrative order, provided that the party proposing to make such disclosure provides the other party prior written notice of such disclosure and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. In addition, each party may disclose the terms of this Agreement to lenders, investment bankers, financial institutions or other third parties solely for purposes of due diligence investigations or financing the business operations of such party, either (a) upon the written consent of the other party or (b) if the disclosing party obtains a signed confidentiality agreement with such third party with respect to such information, upon terms consistent with those set forth in this Article 14.

14.3	The obligations of the parties under this Article shall survive the termination of this Agreement, for whatever reason, with 3 (three) years.

§ 15

Miscellaneous

15.1	This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

15.2	Both parties shall use their reasonable efforts to settle all matters in dispute amicably. Any dispute or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be New York. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final and binding on both parties. The parties hereto bind themselves to carry out the award of the arbitrators.

15.3	If any provision of this Agreement or any part thereof is or becomes invalid, the other provisions of this Agreement shall not be affected thereby. This applies analogously in case of an unintended omission. The invalid provision shall be deemed to be replaced by a valid provision the economic effect of which comes as close as possible to the intended effect of the invalid provision. This applies analogously in the event of unintended omissions of the parties. This Agreement contains the entire commitments of the parties with respect to the object of the Agreement. Oral side agreements do not exist.

15.4	Any variation, termination and supplements to this Agreement including this clause shall be valid only if executed in writing by duly authorized representatives of both parties.

15.5	The express or implied waiver by either party of a breach of any provision of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

15.6	This Agreement cannot be assigned by any party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

15.7	DSM has the right to audit the manufacturing site of the CONTRACTED PRODUCTS during normal business hours and upon reasonable advance written notice to VERENIUM and agreement by VERENIUM and its third party manufacturer as to the scope of the audit.

15.8	DSM and Verenium will collaborate on continuously improving the manufacturing processes for CONTRACTED PRODUCTS. Savings which can be directly attributed to such a joint effort should be split 50/50 between the parties. Each party will appoint a technical interface person to coordinate process improvements.

§ 16

Signature

16.1	Each person signing below and each party on whose behalf such person executes this Agreement warrants that he or it, as the case may be, has the authority to enter into this Agreement and perform the obligations herein. This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto.

Signature Page to Follow

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

DSM Food Specialties B.V.:	Verenium Corporation:

Hans Christian Ambjerg Director	Mr. James Levine Chief Executive Officer

Hugh C. Welsh President DSM NA

Appendix 1

CONTRACT PRODUCTS, pricing and packaging

Purifine PLC Veretase Xylathin	[***]/kg [***]/kg [***]/kg	1000 kg 1000 kg 1000 kg

“COST PLUS” means, with respect to any CONTRACT PRODUCT for a given calendar quarter, […***…] of the aggregate of internal and external costs of VERENIUM to manufacture, formulate and supply such CONTRACT PRODUCT, as determined for the immediately preceding calendar quarter, calculated as follows:

a. to the extent that VERENIUM performs all or any part of the manufacturing, formulating, supplying or distributing of such CONTRACT PRODUCT, the direct material costs, direct labor costs, storage, packaging and shipping for, plus manufacturing overhead (which may include facilities’ start-up costs, the costs of audits, insurance, and manufacturing administrative and facilities costs, including allocable depreciation and repairs and maintenance of existing capital assets and new capital assets, but excluding any capital investment to build or construct a manufacturing facility), reasonably allocable to, such manufacturing, formulating or supplying of such CONTRACT PRODUCT (which may include unsuccessful or low yielding production runs), all determined in accordance with the Accounting Standards (as defined below); and

b. to the extent that manufacturing, formulating or supplying of such CONTRACT PRODUCT is performed by a third party, the out-of-pocket expenses paid by VERENIUM for such manufacturing, formulating or supplying activities (including, to the extent included in the fees charged by such third party, direct raw materials and rent for fermentors, repairs and maintenance of capital assets, costs for unsuccessful or low yielding production runs), and the reasonably allocated direct labor costs incurred by VERENIUM in managing and overseeing the third party relationship, determined in accordance with the Accounting Standards; and

***Confidential Treatment Requested

c. royalties, license or other fees paid by VERENIUM to any third party to license intellectual property rights specifically for the manufacture and supply of such CONTRACT PRODUCT (to the extent not already included in the out-of-pocket expenses under clause b. above).

“Accounting Standards” means generally accepted accounting principles in the United States, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that VERENIUM use IFRS.

With regards to clauses above, Verenium agrees to include the benefit of […***…].

The parties agree that DSM has the right to full insight into the cost components of the CONTRACT PRODUCTS.

***Confidential Treatment Requested

Appendix 2

Quality and Regulatory Requirements

Verenium will endeavor to ensure that for all Contract Products the information is provided that is requested in the DSM Material Questionnaire (SRC-F-0002) and the DSM Vendor Questionnaire (SRC-F-0003).

In case changes occur in the production process and/or specification which are related to the information provided in the Material Questionnaire (in particular to information from Product data sheet, CoA, Typical Composition, Allergens or GM-status) and/or the vendor questionnaire, Verenium will endeavor to pro-actively informs DFS (see also article 10) to assure all information available at DSM is up-to-date.

Appendix 3

Regulatory compliance

CONTRACT PRODUCTS supplied by VERENIUM will conform to all FCC and JECFA specifications for enzyme preparations and be manufactured according to food cGMPs.

Appendix 4

The following service levels, lead times and Key Performance Indicators will be applicable for all CONTRACT PRODUCTS:

1.	Standard lead times for delivery

From US/Mexico:

Standard packaging, forecasted	15 working days ex-stock

2.	Quality

Product specification compliance	Each CONTRACT PRODUCT should comply with the agreed product specifications (including packaging).

Certificate of Analysis (CoA)	A CoA will be provided by Verenium at every delivery.

Pre-shipment sample	Pre-shipment samples will be provided on an as needed basis. The need for a pre-shipment sample will be evaluated on a half yearly basis.

Verenium shall provide samples and specifications of CONTRACT PRODUCTS to DSM unless this is in all reasonableness not possible.

3.	Complaint handling

Each complaint should be sent in writing (either by e-mail, fax or letter) to Verenium’s Customer Service Representative with a copy to the other contacts.

The precise name of the product(s), batch number(s) and if possible Verenium’s order/delivery/invoice number, or at least the date and site of delivery should be mentioned when sending the complaint.

The complaint will describe as precisely as possible and in details the observed issue (please see complaint information check list below). If possible and relevant, DSM shall send a picture.

No later than 2 working days after receipt of DSM’s complaint, the complaint will be filed in Verenium’s complaint handling system and the receiver of the complaint will inform DSM of the registration of the complaint. He/she will request a product sample if needed.

Causes for the complaint will be investigated by Verenium Quality department and the conclusion will be communicated to DSM no later than 21 days after DSM notification or receipt of sample in cases where product analyses are required. The actions will depend on whether the complaint has been found justified or not by Verenium QA. Verenium will endeavor to inform DSM as soon as possible of the planned actions to solve the complaint and if possible, before the conclusions of Verenium QA.

In the event the Parties disagree with regard to whether the Contract Product conforms to the Specifications, the Contract Product concerned and claimed to be out of

Specifications by DSM shall be submitted to an independent research institute mutually acceptable to VERENIUM and to DSM for a determination of whether or not the Contract Product concerned meets the Specifications. The outcome of the analysis by such institute in charge shall be final and binding on the Parties. If the institute in charge determines that the Contract Product is not in conformity with the Specifications, VERENIUM will bear all costs and expenses related to the aforementioned analysis. If the institute in charge determines that the Contract Product is in conformity with the Specifications, DSM will bear all costs and expenses related to the aforementioned analysis.

Financial claims will be settled on a case-basis.

Complaint information checklist—possible questions:

Product Quality:

Product name

Delivery number

How was the product stored?

Has the packing been open several times?

Has the product been diluted before usage?

Application process

When was the problem discovered? – Upon opening of packing or during usage.

Describe the occurrence of the problem

Ensure sample is obtained immediately upon the receipt of the complaint

Consider if an un-open packing needs to be returned

Customer Service:

Delivery number.

a. Transportation issues

—	When did the product arrive, and when was it expected?

b. Wrong product or packaging

—	Get description of the product mix up

—	Which product packaging was expected

c. Delivery issues

—	Get as precise as possible description of the dissatisfaction as possible

d. Incorrect / incomplete paperwork:

—	Are the shipping papers complete?

e. Packaging issues

—	Was the damaged packaging detected (in the truck, at un-loading, at customer warehouse)

—	Have the customer signed the receipt with/without remarks

f. Labels

—	Get pictures of the both label and inkjet

g. Missing weights or volume

—	Get full description of unit number (from the inkjet) and the measured weights

Wherever possible ensure electronic picture is obtained immediately upon the receipt of the complaint from the customer.

Consider if an un-open packing needs to be returned.

5. Key Performance Indicators

5.1. Delivery reliability

On time delivery

In the event the delivery is too early or too late (in deviation from the agreed delivery date) this might be considered
non-conform by DSM. Partial deliveries will also be regarded as non-conform, unless agreed otherwise with DSM.

Periodically the percentage of total orders showing a deviation will be calculated.

5.2 Quality

Product specification compliance

Evaluates whether the CONTRACT PRODUCT delivered by
VERENIUM comply with the specifications (including
packaging) as agreed in the Agreement.

Periodically the percentage of total orders showing a deviation will be calculated.

6. Quarterly review meetings

Quarterly review meetings will be scheduled to discuss the performance of both Parties. Agenda points will include (but will not be limited to):

•	Forecasting.

•	Order volume.

•	Key performance indicators.

•	Complaints.

•	Sample follow-up.

•	Financial items (invoicing, payments, credit notes, debit notes…).

Appendix 5

DSM Code of Conduct

Introduction

DSM’s activities are determined in a global way by its Values, which consist of three core elements: Valuable partnerships, Respect for people; and Good corporate citizenship.

Implication

DSM believes that these values imply a responsibility to involve its suppliers in its efforts to improve social and working conditions and safety, health and environmental performance within DSM as well as in its supply chains.

DSM therefore expects suppliers/contractors to express their preparedness and intent, also on behalf of their subsidiaries, to comply with this code and to ask their suppliers to comply as well.

Valuable Partnership

•

Regulations—Supplier should operate in full compliance with international, national and local laws and regulations applicable to their business operations, and obtain all necessary permits. Local industry standards should prevail when more stringent than the local legal requirements.

•	Free trade – Supplier shall reject any restriction to free trade other than duly enacted national and international laws.

•

Management systems—Supplier shall use a proactive approach in establishing and maintaining standards of safety, health, environmental and occupational health management, and sustainable development, including:

•	collection and evaluation of adequate and timely information regarding the environmental, health, and safety impacts of its activities

•	establishment of measurable objectives and where appropriate, targets for improved environmental performance, including periodically reviewing the continuing relevance of these objectives;

•	regular monitoring and verification of progress toward environmental, health, and safety objectives or targets.

Respect for people

•	Wages—Supplier will pursue a fair and competitive remuneration policy

•	Freely chosen employment—Supplier shall not make use of forced or bonded labor. By right, labor should be freely given and employees should be free to leave in accordance with established rules.

•	Child labor—Supplier shall not employ children in violation of conventions 138 and 182 of the International Labor Organization.

•	Discrimination – Supplier shall not discriminate in any manner on the basis of race, ethnic background, age, religion, gender, sexual orientation or disability.

•

Freedom of association—Supplier shall respect the right of its employees to be represented by trade unions and other bona fide representatives of employees, and engage in constructive negotiations with such representatives with a view to reaching agreements on employment conditions.

•

Safety, health and environment training – Supplier’s employees shall receive regular and recorded safety and health training, including the handling of hazardous materials and the prevention of environmental accidents, and such training shall be repeated for new or reassigned workers.

Good Corporate Citizenship

•	Emergency response—Supplier shall do all that is reasonable and practicable to implement an emergency response program that addresses the most likely anticipated emergencies.

•

Safety and health risks for local residents—Supplier shall systematically and regularly evaluate, by itself or external party, the impact of its activities to local residents according to safety aspects, emissions, and wastes from regular activity. The results have to be documented.

•

Product stewardship program – Supplier shall act in accordance with the principles of product stewardship, identifying, managing and minimizing the risks attached to Supplier’s products during their entire lifecycles. In this connection, DSM and Supplier shall share relevant knowledge and expertise.

•	Waste—Supplier shall (have) establish(ed) a procedure in accordance with applicable legislation for the safe handling, storing, transportation, utilization and disposal of waste.

•

Pollution prevention and resource reduction—Supplier shall ensure and demonstrate continuous environmental improvements in various areas, including reduction of emissions, discharges, noise, waste, and reduction in reliance on natural resources and hazardous substances by means of clear targets and improvement policies.

Appendix 6

Contact persons

DSM	Name	Phone number	Mobile number	E-mail address
Global Purchase Director a.i	Per Henrik Larsen	+31 152792089	+31 630644898	Per-Henrik.Larsen@dsm.com

Buyer Enzymes	Marella van ‘t Riet	+31 152792862	+31 630526489	Marella.Riet-van-t@dsm.com

Verenium	Name	Phone number	Mobile number	E-mail address

List of contact persons and details per signature date, for convenience only

Appendix 7

Invoice address

Invoice address of DSM at the effective date:

DSM Food Specialties B.V.

Attn. Crediteurenadministratie (600-0600)

PO BOX 469

2600 AL DELFT

THE NETHERLANDS

Exhibit F

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), dated as of March 23, 2012, is made and delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of March 23, 2012 (the “Purchase Agreement”), by and among VERENIUM CORPORATION, a Delaware corporation (the “Seller”) and DSM FOOD SPECIALTIES B.V, a Dutch private company (the “Purchaser”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

NOW THEREFORE, subject to the terms and conditions of the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby each agree as follows:

1. On the terms and subject to the conditions contained in the Purchase Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, conveys, assigns, transfers, assigns and delivers to Purchaser, free and clear of all Liens (other than as set forth in the Purchase Agreement), all of the Purchased Assets which are to be conveyed by Seller pursuant to the Purchase Agreement.

2. On the terms and subject to the conditions contained in the Purchase Agreement, Purchaser hereby assumes, and agrees to pay, perform, fulfill and discharge, all of the Assumed Liabilities.

3. In case at any time after the Closing any further action that is not otherwise provided for under the Transition Services Agreement is necessary or desirable to carry out the purposes of this Bill of Sale, each party shall take all reasonable action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request for such purposes.

4. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

5. To the extent any terms and provisions of this Bill of Sale are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.

1.

IN WITNESS WHEREOF, this Bill of Sale is duly executed and delivered as of the date first above written.

SELLER:	PURCHASER:

VERENIUM CORPORATION	DSM FOOD SPECIALTIES B.V.

By:_______________________________	By:_________________________
Name: James Levine	Name: Hans Christian Ambjerg
Title: CEO	Title: Director

2.

Exhibit G

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of March 2012 (the “Effective Date”) by and among Verenium Corporation, a Delaware corporation having an office at 4955 Directors Place, San Diego, California 92121 (“Company”), and DSM Food Specialties B.V., a Dutch private company having offices at Alexander Fleminglaan 1, 2613 AX Delft, the Netherlands (“Purchaser”). Company and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company and Purchaser have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 23, 2012 whereby Purchaser shall acquire certain assets of Company related to the Business and the Parties shall execute several Ancillary Agreements;

WHEREAS, Purchaser has requested that Company provide certain services to Purchaser following the Closing Date, and Company is willing to provide such services on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

1. Definitions. When used in this Agreement and in the Exhibits, the following terms shall have the following meanings:

(a)	“Services” shall mean the services listed in any service schedule in the form of Exhibit A attached hereto that the Parties mutually agree (each, a “Service Schedule”) will be provided pursuant to the terms of this Agreement.

(b)	All other capitalized terms in this Agreement shall have the meanings defined for them in the Asset Purchase Agreement

2. Provision of Services; General.

(a)	Service Term. Each Service described in a Service Schedule attached hereto shall commence on the Effective Date or, if later, the date of the applicable Service Schedule and shall continue until the earliest to occur of (i) the expiration or termination of the Agreement pursuant to Section 7 hereof, (ii) the expiration of the term of such Services as set forth in such Service Schedule, as the same may be renewed to the extent agreed to in writing by the Parties, and (iii) such time as such Service is terminated in accordance with the provisions of Section 8 hereof. This Agreement is a master agreement and each Service Schedule shall be construed as a separate and independent agreement for the performance of the Services described herein, subject to the terms and conditions of this Agreement. Any termination of any Service under a Service Schedule shall not terminate this Agreement or any Service Schedule with respect to any other Service then being provided pursuant to this Agreement.

(b)	Subject to the other terms and conditions hereof, including agreement between the Parties as to the applicable service fees, Company will use commercially reasonable efforts to provide the Services to Purchaser, when and as requested by Purchaser from time to time in writing and in a manner substantially consistent as they were conducted immediately prior to the Effective Date. At its option and with the consent of Purchaser (which consent shall not unreasonably be withheld), Company may cause any Service it is required to provide hereunder to be provided by any other person or entity that is providing, or may from time to time provide, the same or similar services for Company. Company shall give the service needs of Purchaser equal priority with other users of the Services and shall use commercially reasonable efforts to notify Purchaser prior to any change in the resources of Company utilized in the provision of the Services.

(c)	In no event shall Company be required to (i) lend any funds to Purchaser or its Affiliates; (ii) expend funds for any additional equipment, material or property (real or personal) on behalf of Purchaser; or (iii) make any payments or disbursements on behalf of or under any obligations of Purchaser, including, but not limited to, any obligations under any accounts payable by Purchaser.

(d)	Unless otherwise expressly required under the terms of a Service Schedule or otherwise agreed to by the Parties in writing, in providing the Services, Company shall not be obligated to: (i) maintain the employment of any specific employee or the relationship with any specific contractor; (ii) purchase, lease or license any additional (measured as of the Effective Date) equipment or materials; or (iii) pay any of Purchaser’s costs related to its receipt of the Services.

3. Payment. In consideration for the Services to be performed by Company pursuant to this Agreement, during the continuation of this Agreement, Purchaser shall pay to Company, in the manner provided for in Section 4 hereof, the mutually agreed-to service fees set forth in each applicable Service Schedule (such amounts, the “Operating Expenses”).

4. Invoicing.

(a)	Within thirty (30) days after the end of each calendar month of Purchaser’s fiscal year throughout the continuance of this Agreement, Company shall deliver to Purchaser an invoice setting forth an itemization of the Operating Expenses for the quarter so ending.

(b)	Purchaser shall pay to Company, by wire transfer, within fifteen (15) days after receipt of such invoice, all amounts payable to Company with respect to such invoice. All payments to be made to Company hereunder shall be remitted to Company’s bank account or otherwise in accordance with the instruction of Company.

Services Agreement – page 2

(c)	Company shall at all times keep proper records and books of account with respect to the Operating Expenses referred to in Section 3 hereof and, if requested by Purchaser, such records and books of account shall promptly be submitted to Purchaser for inspection.

5. Relationship of the Parties. This Agreement shall in no manner be construed by either Party as granting to Company the power or authority to execute, accept, sign, close or otherwise consummate any contracts or agreements of any kind whatsoever on behalf of Purchaser, or in any other way to legally bind or obligate Purchaser. This Agreement is not intended, and shall not be deemed or construed, to create a relationship of agent, attorney, employee, partner or joint venturer between the Parties. Accordingly, in the performance of the Services to be rendered hereunder, Company at all times shall act as principal and an independent contractor and not in any respect as an agent, attorney or employee of Purchaser.

6. Taxes or Duties. Company shall pay all taxes and other duties or assessments which may be levied by any governmental authority with respect to the Operating Expenses paid to Company pursuant to this Agreement.

7. Term. This Agreement shall remain effective until […***…] unless earlier terminated as provided in Section 8 hereof and may be renewed for additional one month periods by the mutual written consent of the Parties.

8. Termination. This Agreement may be terminated by Purchaser – with respect to some portion or all of the Services rendered hereunder – with or without cause, by giving written notice to Company of such termination not less than one (1) month prior to the date on which such termination is to become effective, unless otherwise agreed to by both Parties.

9. Effect of Termination. Termination or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach under this Agreement. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

10. Limitation on Liability. The liability of one Party to the other Party for any loss for damage, whether direct or indirect, arising in connection with providing the Services provided hereunder shall not exceed the total amount billed or billable to the other Party for the particular Service under the applicable Service Schedule or part thereof which gave rise to the loss or damage. In no event will one Party be liable to the other Party for consequential, special, incidental, indirect or punitive damages, lost profits or similar items relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Each Party may plead this Agreement as a bar to proceedings commenced contrary to its terms or to limit that Party’s liability in any country where Services are provided. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SERVICE SCHEDULE,

***Confidential Treatment Requested

Services Agreement – page 3

THE SERVICES, AND ALL OTHER FACILITIES, EQUIPMENT AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

11. Survival. Sections 3, 4, 5, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, and 20 of this Agreement shall survive expiration or termination of this Agreement.

12. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York.

13. Notices. All notices required or permitted to be given under this Agreement, including without limitation all invoices shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the addresses provide at Section 12.3 of the Asset Purchase Agreement, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

14. No Waiver of Rights. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise or waiver of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

15. Assignment: Third-Party Beneficiaries. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Company may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates and (b) designate one or more of its affiliates to perform any or all of its obligations hereunder. No provision of this Agreement will give or be construed to give any person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

16. Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the enforceable remainder of such term, covenant or condition, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to such term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Services Agreement – page 4

17. Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, which are hereby incorporated herein or by reference, together with the Asset Purchase Agreement, including all schedules and exhibits attached thereto, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

18. Force Majeure. Except with respect to the payment of monies due hereunder, neither Party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, general labor conflicts, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that Party, and which is beyond the reasonable control of that Party.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Confidentiality. In the course of requesting and performing Services pursuant to this Agreement, each Party may receive or acquire from the other information or data pertaining to methods, concepts, know-how, financial information, business information or other proprietary or sensitive information that the other Party desires to protect against unauthorized use or further disclosure (“Confidential Information”). A Party shall disclose the Confidential Information of the other Party only to those of its employees, directors, agents or associates who have a reasonable need for such Confidential Information in connection with the performance of Services. The Party receiving Confidential Information shall inform its employees, directors, agents or associates who receive such Confidential Information of the terms of this Agreement, and shall take all necessary and appropriate actions to preserve the confidentiality of such Confidential Information, including, without limitation, placing suitable confidentiality legends on all Confidential Information so disclosed and using the same degree of care the receiving Party exercises to protect its own proprietary or confidential information (but, which in any event, shall be not less than a reasonable standard of care). All documents, discs and other materials containing Confidential Information shall remain the sole property of the disclosing Party, and the receiving Party shall promptly return all such materials on requests, but such return shall not affect the continuing obligations of the receiving Party hereunder. Nothing contained in this Agreement shall in any way restrict either Party’s right to use, disclose or otherwise deal with any Confidential Information which: (a) at the time of disclosure is generally available to the public, or thereafter becomes generally available to the public through no act of the receiving Party in violation of this Agreement; (b) was in the possession of the receiving Party prior to the time of disclosure and such possession is documented by written evidence in existence at the time of such disclosure and was not acquired, directly or indirectly, from the disclosing Party; (c) is independently made available as a matter of right to the receiving Party

Services Agreement – page 5

by a third party lawfully entitled to possess such Confidential Information, provided such third party did not violate any legal obligation to the disclosing Party or any other person or acquire such Confidential Information directly or indirectly from the disclosing Party, or (d) the receiving Party is required to disclose under applicable laws or regulations or a court or other governmental order, provided that (i) except where impracticable, the receiving Party provides the disclosing Party with reasonable advance notice of such disclosure requirement and affords the disclosing Party opportunity to oppose or limit, secure confidential treatment for, such required disclosure, and (ii) the receiving Party discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Services Agreement – page 6

IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first above written.

VERENIUM CORPORATION	DSM FOOD SPECIALTIES B.V.

By: James Levine CEO	By: Hans Christian Ambjerg Director

By: Hugh Welsh President DSM NA

Signature Page to Services Agreement

EXHIBIT A

Services

Transition Services provided by Company to Purchaser

Service Category	Service Description
1. IP Services

•    Parties expect the following services to last no longer than […***…]

•    IP legal and filing support. Service fee for this service shall be actual cost incurred or charged to Company.

•    Transfer of current patent & trade mark files, applications and patents to Purchaser. Free of charge.

•    Reasonable assistance in completing and improving dossier & filings.

•    Operating expenses: […***…]/hour.

***Confidential Treatment Requested

Transition Services provided by Company to Purchaser

Service Category	Service Description

2. Regulatory Services

•    Transfer of product registrations master files, files, dossiers and certificates to Purchaser: Free of charge.

•    Reasonable additional Regulatory assistance, following the transfer of copies of Books and Records transferred under the License Agreement for Veretase and Xylanase Products, will be discussed and considered as necessary.

•    Operating expenses: […***…]/hour.

•    Assistance in completing & improving ongoing new/pending dossiers and filings. Current ongoing new/pending dossiers and filings are for […***…].

•    Operating expenses: […***…]/hour.

•    […***…] Regulatory Program: 2012 Work

•    Toxicology: All […***…] tox testing is completed and paid for.

•    Regulatory Submissions: Expected to finish and file submission to […***…]. Submission prep for […***…].

•    2012 Costs:

•    External: […***…] for […***…] Expert panel and consulting regulatory attorney.

•    Internal: […***…] for Regulatory, Quality, and R&D FTE time to finish all
[…***…] regulatory studies and finish […***…] regulatory filings.

•    Service fee for all services related to […***…] Regulatory Program 2012 Work shall be actual cost incurred or charged to Company.

•    Assistance in completing initiated/ongoing toxicology studies including reporting in usable formats: Operating expenses […***…]/hour.

•    […***…] Regulatory Program: 2012 Work

•    Toxicology: […***…] Test Article (TA) production is currently ongoing with external toxicology studies to begin in […***…]

•    Regulatory Submissions: Regulatory studies and submission prep for […***…] is ongoing. […***…].

•    2012 Costs:

•    External: […***…] for tox studies, monitoring toxicologist, and regulatory attorney.

•    Internal: […***…] for Regulatory, Quality, R&D and BioProcess Dev. FTE time to produce and characterize TA, shepherd tox program and prepare reports, start regulatory studies, prepare SOPs, and begin regulatory submission prep.

•    Service fee for all services related to […***…] Regulatory Program 2012 Work shall be actual cost incurred or charged to Company.

3. Customer Application & Technical Support

•    Perform at Purchaser request laboratory test and measurements including, but limited to NMR measurements until the Company moves to its new facility.

•    Operating expenses: actual (reasonably documented) cost incurred or charged to Company.

***Confidential Treatment Requested

Transition Services provided by Company to Purchaser

Service Category	Service Description

4. Office facilities

•    Provide office and work space for employees to be transferred to Purchaser for up to
[…***…] after Closing,

•    Provide general office and administrative support including, but limited to communication (telephone, internet), secretarial support, stationary, access to meeting rooms, copiers, faxes, power and utilities, lunching facilities, for these employees as long as they are present in the Company facilities.

•    Operating expenses: […***…]/month/person.

•    1 month termination notice for this service

5. Lab facilities

•    Provide laboratory facilities and support during period being the earlier of completion of the transfer of the Business satisfactory to the Purchaser or maximum […***…] after Closing,

•    Provide laboratory facilities including, but limited to work benches, access to common instruments and equipment, glass ware, consumables and laboratory chemicals, assess to freezer and fridges, for the Purchaser laboratory based employees as long as they are present in the Company facilities.

•    Operating expenses: […***…]/month/person.

•    1 month termination notice for this service

***Confidential Treatment Requested

Transition Services provided by Company to Purchaser

Service Category	Service Description

6. R&D Services

The R&D Services consist of following items for a maximum period of up to […***…] following closing. Additional service may be negotiated for work plans that are acceptable to both parties.

•    R&D Projects related to the Business acquired by Purchaser will require R&D services by Company. The Company shall provide such services consisting of individual studies or projects upon receipt of work plans or other reasonable written work order documents from Purchaser for each project that is acceptable to Purchaser and Company

•    Company will conduct each Project in accordance with the agreed work plan, which may be amended from time to time upon the mutual agreement of Company and Purchaser.

•    Company will maintain industry standards of professional conduct in the performance of each Project and in the preparation of all reports.

•    Company will adhere to all government laws and regulations applicable to the conduct of each Project.

•    Company will arrange for qualified personnel necessary and desirable to support Company’s obligations under this Agreement. Purchaser is entitled to request that specific Company personnel work will perform the designated Projects, and Company shall not unreasonable withhold compliance with such request.

•    Upon timely prior notice, Company will permit Purchaser and/or its designated representatives to visit the Company facilities to monitor Company’s performance on each Project.

•    Company will keep complete and accurate records of the status and progress of each Project as required by the Purchaser and/or applicable regulations.

•    Company will furnish a written report or data containing information specified in the Project work Plans. All reports will be prepared in the standard format of the Company unless otherwise specified.

•    All Project reports and any supporting documentation originating with Company, whether written or physical (e.g., Company notebooks, original data, tissues, slides, photographs, etc.) are the Purchaser’s property.

•    At request of Purchaser Company shall keep, maintain and/or store Purchaser’s property.

•    Upon timely prior notice, Purchaser’s representatives shall have reasonable access to such material, and shall have the right to obtain certified, legible photocopies of the raw data and supporting documentation, at Purchaser’s expense.

•    After each Project has been completed, Purchase may request Company to provide additional consultation services concerning the Project performed by Company.

***Confidential Treatment Requested

Transition Services provided by Company to Purchaser

Service Category	Service Description

•    Operating expenses for the above R&D services;

•    […***…] per month per full time equivalent person

•    The service fee includes the utilization of Company laboratory space and equipment as well as reasonable consumption of laboratory chemicals and consumables. Additional cost and fees must be approved in advance by the Purchaser.

•    The following Projects will be continued from the Closing

•    […***…]

•    […***…]

•    […***…]

•    If necessary, R&D services will be discussed regarding activities for the Licensed products of Veretase and separately Xylanase enzymes having the amino acid sequences […***…].

7. support transfer of Business

•    Company will provide the required data and files including but not limited to customer master data, product master data, and support for the Purchaser to transfer the Business. This service shall be provided free of charge.

8. Maintenance of Business & logistic support

•    For the period up to […***…] after Closing or until Purchaser’ notification that the transfer is completed, whichever is the earlier:

•    ensure continuation/support of Business on behalf of Purchaser;

•    continuation of sales to customers and distributors; including receiving and processing sales orders, invoicing of customers, delivery to customers and dunning/collections of receivables;

•    terms and conditions to customers can only be changes at the approval of authorized persons from the Purchaser;

•    proceeds from these transactions should be transferred to Purchaser immediately after being received by the Company; or

•    Company will provide the required documentation for executing the order including export and customs documents, COA’s, approvals and certificates.

•    Purchaser will pay Company for these Maintenance of Business & logistic support a Service fee corresponding to […***…] of the sales transaction with the customer / distributor

9. Methods & procedure	• Company will transfer knowledge and procedure to assigned Purchaser employees related to analytical methods and other quality control related procedure: free of charge.

10. Training

•    Company may be required to provide additional trainings of for example, but not limited to, analytical methods, laboratory methods, related to the acquired fields.

•    Operating expenses: […***…]/hour.

11. HR	• Support transfer of […***…] • Operating expenses: […***…]/hour

***Confidential Treatment Requested

Exhibit H

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT is made this 23rd day of March, 2012 by and between DSM Food Specialties B.V., a Dutch private corporation (including its Affiliates (as defined in the Purchase Agreement) (as defined below) “Purchaser”), and Verenium Corporation, a Delaware corporation (the “Company”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Company designs, develops, manufactures, produces and sells and may provide technical support and solutions relating to Oil Seed Processing (as defined in the Purchase Agreement (as defined below)) (as conducted by the Company on the date of this Agreement, the “Business”);

WHEREAS, the Purchaser and the Company have entered into that certain Asset Purchase Agreement dated as of March 23, 2012 (“Purchase Agreement”), wherein the Purchaser has agreed to acquire certain assets of the Company related to the Business; and

WHEREAS, the Company’s agreement to enter into this Agreement was a material condition for the Purchaser to enter into the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, conditions and agreements herein contained, the Purchaser and the Company agree with legal and binding effect as follows:

1. Non-Competition. For a period of […***…] from the date of this Agreement, the Company hereby agrees that it will not, directly or indirectly, anywhere in the world (a) engage in the Business or own any interest in or operate any Person (as defined in the Purchase Agreement) that engages in the Business, (b) knowingly induce or attempt to induce any customer of the Purchaser that currently purchases products or services of the Business from the Company to purchase Purchaser products or services of the same type from a source other than the Purchaser or (c) solicit for employment or hire any employee of the Purchaser that works in the Purchaser’s Oil Seed Processing operations. The parties acknowledge and agree that the foregoing restrictions shall not apply to ownership by the Company of equity positions of 5% or less of publicly-traded companies or to general employment solicitations (and any resulting hires) not targeted specifically at the Purchaser’s employees or for hires in the Oil Seed Processing field, and that such ownership and solicitations and hires are expressly permitted by the terms hereof. For a period beginning on the date hereof and continuing until the […***…] anniversary of the termination or expiration of the Transition Services Agreement, Purchaser agrees that it will not, directly or indirectly, anywhere in the world solicit for employment or hire any employee of the Company, except to the extent permitted under the Purchase Agreement. The parties acknowledge and agree that the foregoing restrictions shall not apply to general employment solicitations (and any resulting hires) not targeted specifically at the Company’s employees and that such solicitations and hires are expressly permitted by the terms hereof.

***Confidential Treatment Requested

1.

2. Scope. The Company hereby agrees that the covenants and restrictions contained in this Agreement and applicable to it are reasonable in every respect, including duration, geographical area and scope. The Purchaser agrees that the covenants and restrictions contained in this Agreement and applicable to it are reasonable in every respect, including duration, geographical area and scope.

3. Breach. Purchaser and Company expressly agree that the remedies at law for any breach of the provisions of this Agreement would be inadequate and that, in addition to any other remedies that either party may have, such party shall be entitled to injunctive relief without the necessity of posting bond or proving that an adequate remedy exists at law. To the extent that any part of this Agreement may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable.

4. Exceptions For Post-Closing Date Acquisitions.

(a) Notwithstanding anything else contained in this Agreement to the contrary, the provisions of Section 1 shall not apply to any activities of any Person (as defined in the Purchase Agreement) acquired (pursuant to a stock or asset acquisition, merger or other form of transaction) by the Company or its Affiliates where […***…] the revenues of the acquired Person is from activities that would violate Section 1 of this Agreement if engaged in by the Company during the […***…] period preceding the date of such acquisition and as measured during each […***…] period thereafter during the term of the restrictive covenant in Section 1 of this Agreement.

(b) Notwithstanding anything else contained in this Agreement to the contrary, in the event of a Company Change of Control the provisions of Section 1 of this Agreement shall not apply to any activities of the COC Buyer or its Affiliates (exclusive of the Company and the Company’s Affiliates in existence immediately prior to the consummation of the Company Change of Control (each, an “Applicable Company Affiliate”)) following the consummation of such Applicable Company Change of Control; provided, however, Section 1 of this Agreement shall continue to apply to any direct or indirect activities of the Company including, without limitation, any direct or indirect use of assets (including intellectual property rights) of the Company or any Applicable Company Affiliate by the COC Buyer or any of the COC Buyer’s Affiliates (exclusive of the Company and the Applicable Company Affiliates).

(c) For purposes of this Agreement, “Company Change of Control” means the acquisition of the Company by any Person other than the Parties to this Agreement or their Affiliates (the “COC Buyer”) by means of any transaction or series of related transactions to which the Company is a party (including, any stock acquisition, merger or consolidation), in which transaction or such series of related transactions (i) the holders of outstanding voting securities of the Company immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or the Company if it is the surviving entity in

***Confidential Treatment Requested

2.

such transaction), or the acquiring entity’s or the surviving entity’s (or the Company’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or such series of related transactions, (ii) the members of the board of directors of the Company immediately prior to such transaction or such series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or the Company if it is the surviving entity of such transaction or series of transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of the Company.

5. Assignment. Subject to the provisions of Section 4 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that no assignment of any rights or obligations shall be made by the Company without the written consent of Purchaser or by Purchaser without the written consent of the Company, except that Purchaser may assign any or all of its rights hereunder without such consent to any Affiliate of Purchaser.

6. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

7. Jurisdiction. To the fullest extent permitted by applicable law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York and not in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the courts of the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.3 of the Purchase Agreement or any other manner as may be permitted by law shall be valid and sufficient service thereof and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be evidenced and delivered by facsimile or pdf transmission.

3.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DSM FOOD SPECIALTIES B.V.

By

Name: Hans Christian Ambjerg

Title: Director

By

Name: Hugh Welsh

Title: President DSM NA

VERENIUM CORPORATION

By

Name: James Levine

Title: CEO

[Signature Page to Non-Competition Agreement]